UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2009

Diamond Jo, LLC	Peninsula Gaming, LLC	Peninsula Gaming Corp.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Delaware	Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

42-1483875	20-0800583	25-1902805
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

301 Bell Street

Dubuque, Iowa 52001

(Address of executive offices, including zip code)

(563) 690-4975

(Registrant’s telephone number, including area code)

Item 7.01. Regulation FD Disclosure.

On July 15, 2009, Peninsula Gaming LLC (the “Company”) announced a proposed offering of $530 million of senior notes consisting of $215 million of senior secured notes due 2015 (the “Secured Notes”) and $315 million of senior unsecured notes due 2017 (the “Unsecured Notes” and, together with the Secured Notes, the “Notes”). The Notes are being offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), to non-U.S. persons outside of the United States in compliance with Regulation S of the Securities Act and to a limited number of institutional accredited investors within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act. The Notes have not been registered under the Securities Act, any other federal securities laws or the securities laws of any state, and until so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any securities.

In connection with the offering of the Notes, the Company disclosed certain information in an offering memorandum to prospective investors, including the information set forth below. Not all of the information contained in the offering memorandum appears below. Accordingly, certain sections referred to in cross references and certain definitions do not appear below.

Unless otherwise indicated, the terms the “Company,” “we,” “us” and “our” refer to Peninsula Gaming, LLC and its subsidiaries, as the context may require.

Overview

We are a casino entertainment company with gaming operations in local markets in Iowa and Louisiana. Founded in 1999, we seek to develop quality gaming operations in highly protected markets and currently own and operate three facilities we developed and built. We also have entered into an agreement to purchase a fourth facility, the Amelia Belle Casino, as described below.

The following summarizes certain features of our gaming properties as of July 10, 2009:

	Diamond Jo	Evangeline Downs	Diamond Jo Worth
Opened	December 2008 (replacing previous facility operating since 1994)	December 2003	April 2006 (expansion completed in April 2007)

Location	Dubuque, Iowa	Opelousas, Louisiana	Northwood, Iowa

Size	188,000 square feet (“sq. ft.”)	120,000 sq. ft.	107,213 sq. ft.

Gaming	• 987 slots • 18 table games	• 1,425 slots • 980 horse capacity	• 952 slots • 22 total table games

Amenities	• 800 person capacity entertainment venue • 30-lane bowling center • 5 table poker room • 120-seat steakhouse • 200-seat buffet • 50-seat deli/coffee shop	• Seasonal thoroughbred and quarterhorse horses • Four off-track betting parlors • 90-seat steakhouse • 312-seat buffet • 90-seat cafe	• 400-seat entertainment venue • 200-seat buffet • 114-seat steakhouse • 7 table poker room • 45-seat Burger King • Subway restaurant • Third-party 102-room hotel

Parking	1,763 parking spaces	2,544 parking spaces	1,300 parking spaces

On June 18, 2009, we agreed to acquire the Amelia Belle riverboat casino located in Amelia, Louisiana (the “Amelia Belle Casino”). The Amelia Belle Casino offers 823 slot machines, 25 table games and a full service buffet. It benefits from a strong local market and is strategically located in southern Louisiana, south of New Orleans and Baton Rouge. We believe the Amelia Belle Casino is an underdeveloped asset with significant potential for improvement and creates attractive synergies with our existing properties.

Business Structure

PGL is a holding company with no independent operations whose primary assets are its equity interests in the following wholly owned subsidiaries:

•	Diamond Jo, LLC (“DJL”), which owns and operates the Diamond Jo casino in Dubuque, Iowa;

•

The Old Evangeline Downs, L.L.C. (“ EVD”), which owns and operates the Evangeline Downs Racetrack and Casino, or “racino,” in St. Landry Parish, Louisiana, and four off-track betting parlors (“OTB”) in Louisiana; and

•	Diamond Jo Worth, LLC (“DJW”), which owns and operates the Diamond Jo Worth casino in Worth County, Iowa.

PGL is a wholly owned subsidiary of PGP. PGL’s other subsidiaries include PGC, which has no assets or operations but will serve as a co-issuer of the Notes, Diamond Jo Worth Holdings, LLC, a Delaware limited liability company (“DJWH”), which has no independent operations and whose sole assets are its equity interests in DJW, Diamond Jo Worth Corp., a Delaware corporation (“DJWC”), which has no assets or operations and AB Casino Acquisition LLC, a Delaware limited liability company (“AB Acquisition”), that was recently formed in order to effect the Proposed Amelia Belle Acquisition (as described below).

Related Transactions

On June 18, 2009, PGP and AB Acquisition entered into a definitive purchase agreement (the “Amelia Belle Purchase Agreement”) with Columbia Properties New Orleans, L.L.C. (“Columbia Properties”) to purchase 100% of the outstanding limited liability company interests of Belle of Orleans, L.L.C. (“Amelia Belle”) for $106.5 million, subject to certain adjustments (the “Proposed Amelia Belle Acquisition”). The Issuers are offering to issue the Notes in an aggregate principal amount of $530.0 million (the “Notes Issuance”), the net proceeds of which will be used, among other things, to fund the purchase price of Amelia Belle, to redeem all of PGL’s existing 8 3/4% senior secured notes due 2012 (the “PGL Notes”), to redeem all of DJW’s existing 11% senior secured notes due 2012 (the “DJW Notes”), to redeem all of EVD’s existing 13% senior notes due 2010 (the “EVD Notes”) and to reduce outstanding borrowings under the senior credit facility by and among DJL and EVD, as borrowers, PGL and PGC, as guarantors, the lenders party thereto and Wells Fargo Foothill, Inc., as arranger and agent (as amended, the “PGL Credit Facility”); provided, that if the Proposed Amelia Belle Acquisition is not consummated or the Amelia Belle Purchase Agreement is terminated, in either case, on or prior to December 31, 2009, a portion of the net proceeds of the Notes Issuance will be used to redeem $100 million in aggregate principal amount of outstanding Notes on a pro rata basis.

If the Proposed Amelia Belle Acquisition is consummated, (i) AB Acquisition will merge with and into PGL (with PGL surviving), and (ii) after giving effect to such merger, Amelia Belle will become a wholly-owned subsidiary of PGL and a guarantor of the Notes.

In connection with the transactions that the Company proposes to effect in connection with the Notes Issuance, as described under “Description of Related Transactions” (together with the Notes Issuance, the “Transactions”), (i) we will be seeking waivers and consents from the requisite lenders under the PGL Credit Facility in order to permit the Transactions, which include, among other things, the Notes Issuance and the addition of DJW and, if the Proposed Amelia Belle Acquisition is consummated, Amelia Belle, as guarantors of the Notes and borrowers under the PGL Credit Facility, and (ii) the 7.5% Urban Renewal Tax Increment Revenue Bonds, Taxable Series 2007 (the “City Bonds”) owned by DJW will be transferred to PGP and will no longer be an asset of the Issuers or their subsidiaries. The Notes Issuance is contingent upon the approval of such waivers and consents under the PGL Credit Facility, which will require, among other things, the execution of a new intercreditor agreement governing the priority of the liens securing the PGL Credit Facility and liens securing the Secured Notes.

Summary Historical and Pro Forma Financial Data

The following tables set forth certain summary historical and pro forma financial information for each of the years in the three-year period ended December 31, 2008, for the three months ended March 31, 2008 and as of and for the three months ended March 31, 2009. The summary historical and pro forma financial data set forth below should be read in conjunction with (i) the sections entitled “Use of Proceeds,” “Capitalization” and “Pro Forma Condensed Combined/Consolidated Financial Information” (ii) PGL’s consolidated financial statements and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in PGL’s annual report on Form 10-K for the year ended December 31, 2008 and quarterly report on Form 10-Q for the quarterly period ended March 31, 2009, each of which is filed with the SEC and contained elsewhere in this offering memorandum and (iii) Amelia Belle’s annual financial statements and the notes thereto for the year end December 31, 2008 and interim financial statements and the notes thereto as of and for the three months ended March 31, 2009 and three months ended March 31, 2008 contained elsewhere in this offering memorandum.

The summary historical consolidated financial information for PGL for each of the years in the three-year period ended December 31, 2008 has been derived from PGL’s audited consolidated financial statements. The summary historical consolidated financial information for PGL for the three months ended March 31, 2008 and as of and for the three months ended March 31, 2009 has been derived from PGL’s condensed unaudited consolidated financial statements, and includes, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such information. The financial data presented for the interim periods is not necessarily indicative of the results for the full year.

The summary historical financial information for Amelia Belle for the year ended December 31, 2008 has been derived from Amelia Belle’s audited financial statements. The summary historical financial information for Amelia Belle for the three months ended March 31, 2008 and as of and for the three months ended March 31, 2009 has been derived from Amelia Belle’s condensed unaudited financial statements, and includes, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such information. The financial data presented for the interim periods is not necessarily indicative of the results for the full year.

The summary pro forma condensed combined financial information for the year ended December 31, 2008 and as of and for the three months ended March 31, 2009 has been prepared to give pro forma effect to (i) the Notes Issuance and the application of net proceeds therefrom to acquire Amelia Belle and repay indebtedness, as described in “Use of Proceeds,” (ii) the addition of Amelia Belle as a guarantor under the Indentures and (iii) the transfer of the City Bonds owned by DJW to PGP, in each case, as if such transaction had occurred on January 1, 2008, in the case of the statement of operations and other financial information for the year ended December 31, 2008 and the three months ended March 31, 2009 for PGL and the guarantors, and as of March 31, 2009, in the case of the balance sheet information for PGL and the guarantors.

The summary pro forma condensed consolidated financial information as of and for the three months ended March 31, 2009 has also been prepared to give pro forma effect to (i) the Notes Issuance and the application of net proceeds therefrom, assuming the Proposed Amelia Belle Acquisition is not consummated or the Amelia Belle Purchase Agreement is terminated, to redeem the Notes on a pro rata basis in an aggregate principal amount of $100 million at par and (ii) the transfer of the City Bonds owned by DJW to PGP, in each case, as if such transactions occurred on January 1, 2008 in the case of the statement of operations and other financial information for PGL and the guarantors and as of March 31, 2009 in the case of balance sheet and other financial information for PGL and the guarantors.

The summary pro forma condensed combined/consolidated financial information is derived from PGL’s and Amelia Belle’s audited financial statements for the year ended December 31, 2008 and condensed unaudited financial statements as of and for the three months ended March 31, 2009. Such data is based on assumptions of management and is presented for illustrative and informational purposes only and does not purport to represent what our actual financial position or results of operations would have been had the above transactions actually been completed on the date or for the periods indicated and is not necessarily indicative of our financial position or results of operations as of and for the specified dates or in the future.

	Year Ended December 31,			Three Months Ended March 31,
	2006	2007	2008	2008	2009
PGL Group Statement of Operations Data: (1)
Net revenues	$234,417	$253,193	$259,153	$63,077	$71,970
Expenses	196,018	220,470	199,228	50,999	57,429
Depreciation and amortization	20,820	20,728	20,134	4,863	6,065
Income from operations	38,399	32,723	59,925	12,078	14,541
Net income (loss)	6,328	(5,154)	22,756	2,558	3,799

	Year Ended December 31,			Three Months Ended March 31,
	2006	2007	2008	2008	2009
Other Financial Data:
Adjusted EBITDA (2)	$69,938	$75,253	$74,623	$19,214	$21,285
Capital expenditures	36,372	40,897	69,256	9,655	10,365

(Dollars in thousands)

	Year Ended December 31,	Three Months Ended March 31,
	2008	2008	2009
Amelia Belle Statement of Operations Data:
Net revenues	$54,060	$13,332	$14,598
Expenses	37,200	11,982	10,452
Depreciation and amortization	4,748	1,187	1,195
Income from operations	16,860	1,350	4,146
Net income	16,885	1,356	4,147

Other Financial Data:
Adjusted EBITDA (2)	$18,607	$5,266	$5,341
Capital expenditures	1,480	457	7

(Dollars in thousands)

	Year Ended December 31,	Three Months Ended March 31,
	2008	2009
Pro Forma for Acquisition Combined Statement of Operations Data: (3)
Net revenues	$313,213	$86,568
Expenses	234,195	67,319
Depreciation and amortization	22,649	6,698
Income from operations	79,018	19,249
Net income	26,727	5,033

Other Financial Data:
Adjusted EBITDA (2)	$93,230	$26,626
Capital expenditures	70,736	10,372

(Dollars in thousands)

	As of March 31, 2009
	Pro Forma for Acquisition (3)	As Adjusted for Redemption (4)
PGL Combined/Consolidated Balance Sheet Data:
Total cash and cash equivalents	$26,999	$31,734
Total assets	530,105	425,063
Senior secured debt (5)	227,556	186,990
Total debt	542,556	442,556
Net debt (6)	515,557	410,822

(Dollars in thousands)

	As of March 31, 2009
	Pro Forma for Acquisition (3)		As Adjusted for Redemption (4)
PGL Combined/Consolidated Financial Ratios: (7)
Senior secured debt/LQA Adjusted EBITDA	2.1	x	2.2	x
Net debt/LQA Adjusted EBITDA	4.8	x	4.8	x

(1)	PGL Group is comprised of PGL, PGC, EVD, DJL and DJW.
(2)	EBITDA is defined as earnings before interest related to preferred members’ interest and net interest expense, depreciation and amortization and gain or loss on disposal of assets. Adjusted EBITDA is EBITDA adjusted for pre-opening expense, development expense or income, impairment on assets held for sale, non-cash equity based and other compensation, impairment related to terminated project costs, hurricane insurance net proceeds and impairment of related party receivables. EBITDA and Adjusted EBITDA are presented to enhance the understanding of our ability to service our debt. Although EBITDA and Adjusted EBITDA are not necessarily measures of our ability to fund our cash needs, we understand that EBITDA and Adjusted EBITDA are used by certain investors as measures of financial performance and to compare our performance with the performance of other companies that report EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are not measurements determined in accordance with GAAP, are unaudited and should not be considered alternatives to, or more meaningful than, net income or income from operations, as indicators of our operating performance, or cash flows from operating activities, as measures of liquidity or any other measure determined in accordance with GAAP. EBITDA and Adjusted EBITDA may not be the same as that of similarly named measures used by other companies. The definition of EBITDA as used in this presentation is not the same as the definition of such term as used in the Indentures or any of our other debt agreements.

The following tables set forth, for the periods indicated, a reconciliation of Adjusted EBITDA to net income (loss):

	Year Ended December 31,			Three Months Ended March 31,
	2006	2007	2008	2008	2009
PGL Group Adjusted EBITDA Reconciliation:
Net income (loss)	$6,328	$(5,154)	$22,756	$2,558	$3,799
Interest expense related to preferred members’ interest, redeemable	285	—	—	—	—
Interest expense, net of amounts capitalized	32,741	40,505	39,634	10,264	11,250
Interest income	(955)	(2,628)	(2,465)	(744)	(508)
Depreciation and amortization	20,820	20,728	20,134	4,863	6,065
Loss on disposal of assets	210	2,731	95	103	81

EBITDA	59,429	56,182	80,154	17,044	20,687

Pre-opening expense	966	375	785	96	—
Development expense (income)	777	8,041	(922)	39	82
Impairment on assets held for sale	—	—	831	—	—
Non-cash equity based and other compensation	8,766	10,655	(6,225)	2,035	516

Adjusted EBITDA	$69,938	$75,253	$74,623	$19,214	$21,285

(Dollars in thousands)

	Year Ended December 31, 2008	Three Months Ended March 31,
		2008	2009
Amelia Belle Adjusted EBITDA Reconciliation:
Net income	$16,885	$1,356	$4,147
Interest expense, net of amounts capitalized	—	—	—
Interest income	(25)	(6)	(1)
Depreciation and amortization	4,748	1,187	1,195

EBITDA	21,608	2,537	5,341

Impairment related to terminated project costs	283	—	—
Insurance proceeds, net (a)	(6,025)	—	—
Impairment of related party receivables (b)	2,741	2,729	—

Adjusted EBITDA	$18,607	$5,266	$5,341

(Dollars in thousands)

	Year Ended December 31, 2008	Three Months Ended March 31, 2009
Pro Forma for Acquisition Combined Adjusted EBITDA Reconciliation:
Net income	$26,727	$5,033
Interest expense	52,902	14,252
Interest income	(611)	(36)
Depreciation and amortization	22,649	6,698
Loss on disposal of assets	95	81

EBITDA	101,762	26,028

Pre-opening expense	785	—
Development expense (income)	(639)	82
Impairment of assets held for sale	831	—
Non-cash equity based and other compensation	(6,225)	516
Insurance proceeds, net (a)	(6,025)	—
Impairment of related party receivables (b)	2,741	—

Adjusted EBITDA	$93,230	$26,626

(Dollars in thousands)

(a)	In 2005, as a result of damages caused by Hurricane Katrina, Amelia Belle ceased its lease payments to the Orleans Levee District. Under a settlement agreement, Amelia Belle was to receive $6.7 million and $6.9 million to settle certain rent and property damages claims, respectively. All proceeds received in 2008 related to property damages and payment for rent / lease settlement.
(b)	Related to slot machines and other gaming equipment transferred to Tropicana Entertainment, LLC and its subsidiaries, which filed for bankruptcy in 2008.

(3)	Pro Forma for Acquisition data gives pro forma effect to (i) the Notes Issuance and the application of net proceeds therefrom to acquire Amelia Belle and repay indebtedness, as described in “Use of Proceeds,” (ii) the consummation of the Proposed Amelia Belle Transaction and the addition of Amelia Belle as a guarantor under the Indentures and (iii) the transfer of the City Bonds owned by DJW to PGP, in each case, as if such transactions occurred on January 1, 2008 for the periods presented, in the case of statement of operations and other financial information for PGL and the guarantors, and as of March 31, 2009, in the case of the balance sheet information for PGL and the guarantors.

(4)	As Adjusted for Redemption data gives pro forma effect to (i) the Notes Issuance and the application of net proceeds therefrom, assuming the Proposed Amelia Belle Acquisition is not consummated, to redeem on a pro rata basis $100 million principal of the Notes at par and (ii) the transfer of the City Bonds owned by DJW to PGP, in each case, as if such transactions occurred as of March 31, 2009.
(5)	Senior secured debt is equal to total debt minus the aggregate principal amount of the Unsecured Notes proposed to be issued in this offering.
(6)	Net debt is equal to total debt minus total cash and cash equivalents.
(7)	Financial ratios are based on Adjusted EBITDA for the quarter ended March 31, 2009 annualized (“latest quarter annualized,” or “LQA”). In December 2008, we opened our new land-based casino entertainment facility in Dubuque, replacing our former riverboat facility. See footnote 2 above for the calculation of Adjusted EBITDA. Financial ratios based on LQA Adjusted EBITDA are presented for illustrative and informational purposes only and do not purport to represent what our actual financial position or results of operations would have been had the new land-based casino entertainment facility in Dubuque been in operation for a full fiscal year or otherwise and is not necessarily indicative of our financial position or results of operations as of or for the specified dates or in the future.

Risk Factors

The risks described below are not the only risks we face. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of our securities could decline, and you might lose all or part of your investment.

Risk Factors Relating to Our Business

Future Operating Performance – Our future operating performance could be adversely affected by disruptions in operations and reduced patronage of our properties as a result of poor economic conditions, severe weather and other factors.

Our future operating performance could be adversely affected by disruptions and reduced patronage of our properties as a result of poor economic conditions, severe weather and other factors. The impact of these factors will be more significant to us than it would be to a more diversified gaming company. Any or all of our properties could be completely or partially closed due to, among other things, severe weather, casualty, mechanical failure, including the failure of our slot machines, physical damage or extended or extraordinary maintenance or inspection. For example, hurricane Gustav forced the closure of Evangeline Downs for five days in 2008. Severe or inclement weather may also cause the closure of, or limit the travel on, highways which provide access to our properties and could reduce the number of people visiting these facilities. In addition, to maintain our gaming license for our racino, we must have a minimum of 80 live racing days in a consecutive 20-week period each year of live horse race meetings at the racetrack, and poor weather conditions may make it difficult for us to comply with this requirement. Although we maintain insurance policies, insurance proceeds may not adequately compensate us for all economic consequences of any such event.

We are also vulnerable to any adverse changes in general political, financial and economic conditions (including as a result of international conflict) and any negative economic, competitive, demographic or other conditions affecting the States of Iowa and Louisiana, the cities in which we operate and the surrounding areas from which we expect to attract patrons. If the economy of any of these areas suffers a downturn or if any of these areas’ larger employers lay off workers, we may be adversely affected by the decline in disposable income of affected consumers. In addition, the current recession or further downturn in the general economy, or in a region constituting a significant source of customers for our properties, could have a negative impact on our operations. Any of the foregoing factors could limit or result in a decrease in the number of patrons at any of our properties or a decrease in the amount that patrons are willing to wager.

History of Net Losses – We have had a net loss in recent years and may experience net losses in the future.

We had net losses in 2007 of $5.2 million, 2005 of $3.4 million and 2004 of $45.1 million (including $37.6 million related to a loss on early retirement of debt). As we continue to execute our business strategy, we may experience net losses in the future, which could have an adverse affect on our business, prospects, financial condition, results of operations and cash flows.

Licensing – If we fail to meet the minimum live racing day requirements, our gaming license with respect to the racino will be canceled and all slot machine gaming at the racino must cease.

Louisiana gaming regulations and our gaming license for the Evangeline Downs require that we, among other things, have a minimum of 80 live racing days in a consecutive 20-week period each year of live horse race meetings at the horse racetrack. Live racing days typically vary in number from year to year and are based on a number of factors, many of which are beyond our control, including the number of suitable race horses and the occurrence of severe weather. If we fail to have the minimum number of live racing days, our gaming license with respect to the racino may be canceled, and the casino will be required to cease operations. Any cessation of our operation would have a material adverse affect on our business, prospects, financial condition, results of operations and cash flows.

Reauthorization of Gaming in Iowa – The Dubuque County and Worth County electorate must vote in 2010 and every eight years thereafter whether to continue to allow gaming in Dubuque County and Worth County, Iowa. If gaming is discontinued, it is unlikely that DJL or DJW will be able to conduct its gaming operations.

Under Iowa law, a license to conduct gaming may be issued in a county only if the county electorate has approved the gaming, and a reauthorization referendum requiring majority approval must be held every eight years. On November 5, 2002, the electorate of Dubuque County, Iowa, which includes the City of Dubuque, approved gaming by approximately 79% of the votes cast. On June 24, 2003, Worth County, Iowa approved gaming in the county by approximately 75% of the votes cast. If any reauthorization referendum is defeated in either Dubuque or Worth County in 2010, it is unlikely that DJL or DJW, respectively, would be able to conduct gaming operations, and, in that case, we may not be able to continue to service our indebtedness, including the Notes.

Liquor Regulation – Revocation of any of our liquor licenses, which are subject to extensive regulation, could have a material adverse effect on our gaming operations.

The sale of alcoholic beverages at our properties is subject to licensing, control and regulation by state and local agencies in Iowa and Louisiana. Subject to limited exceptions, all persons who have a financial interest in DJL, EVD, PGL or DJW by ownership, loan or otherwise, must be disclosed in an application filed with, and are subject to investigation by, Iowa and Louisiana liquor agencies. All liquor licenses are subject to annual renewal, are revocable and are not transferable. The liquor agencies have broad powers to limit, condition, suspend or revoke any liquor license. Any disciplinary action with respect to any of our liquor licenses could, and any failure to renew or revocation of our liquor licenses would, have a material adverse effect on our business.

Competition – We face intense competition in our gaming markets and increased competition may have a material adverse effect on our business, financial condition and results of operations.

The gaming industry is intensely competitive. If our existing competitors expand and/or upgrade their facilities or operate more efficiently than we do, new gaming firms enter the markets in which we operate or our competitors offer amenities that our casinos do not have, we could lose market share or our gaming markets could become saturated and new opportunities for expanding our business could become limited. As a result, increased competition could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In Dubuque, Iowa, we face competition primarily from the Mystique Casino (the “Mystique”), a pari-mutuel greyhound racing facility. Mystique’s facility includes 959 slot machines, 18 table games and 4 poker tables. Mystique has recently renovated its gaming facility. The renovation includes a new restaurant, entertainment facility and additional gaming space. In addition, a group of private investors opened a hotel adjacent to the Mystique in October 2005. The Mystique is owned and operated by the Dubuque Racing Association (the “DRA”). Besides the Mystique, we also currently face limited competition from other gaming facilities located approximately 60 to 120 miles from our operations. In May 2005, the Iowa Racing and Gaming Commission granted 4 new licenses (including ours in Worth County). The closest of these licensees to the Diamond Jo is one located in Waterloo, Iowa, approximately 85 miles to the west of Dubuque, which opened in June 2007.

Our primary competition at the Diamond Jo Worth casino is from the Native American gaming operations in Minnesota, the closest being approximately 110 miles from the Diamond Jo Worth casino. In addition, a new casino in Emmetsburg, Iowa, located approximately 90 miles from Diamond Jo Worth casino, commenced operations in June 2006. As noted above, a new casino located in Waterloo, Iowa opened in June 2007 and is located approximately 120 miles from our Diamond Jo Worth casino.

In Louisiana, the nearest competitor to Evangeline Downs is a Native American casino located approximately 50 miles to the south of Lafayette in Baldwin, Louisiana. We also face competition from several other casinos and pari-mutuel gaming facilities located 50 to 100 miles from our racino, including Native American casinos in Kinder and Marksville, Louisiana, and riverboat casinos in Baton Rouge and Lake Charles, Louisiana. The nearest horse racetrack to our racino that is allowed to have gaming operations is located in Vinton, Louisiana. We also face competition from truck stop video poker parlors and OTBs in the areas surrounding Lafayette and Opelousas, Louisiana.

We could also face additional competition if Louisiana or Iowa or any of the states bordering Iowa or Louisiana (i) adopts laws authorizing new or additional gaming or (ii) grants new licenses to licensees located in and around the markets in which we operate. There are applications for new gaming licenses currently pending in Iowa, including in Franklin county. Given the close proximity of Franklin county to our operations at Diamond Jo Worth, the grant of a new gaming license in Franklin county could have a material adverse effect on our business.

We also compete to some extent with other forms of gaming on both a local and national level, including state-sponsored lotteries, charitable gaming, on- and off-track wagering, internet gaming, and other forms of entertainment, including motion pictures, sporting events and other recreational activities. It is possible that these secondary competitors could reduce the number of visitors to our facilities or the amount they are willing to wager, which could have a material adverse effect on our ability to generate revenue or maintain our profitability and cash flows.

Increased competition may require us to make substantial capital expenditures to maintain and enhance the competitive positions of our properties, including updating slot machines to reflect changing technology, refurbishing rooms and public service areas periodically, replacing obsolete equipment on an ongoing basis and making other expenditures to increase the attractiveness and add to the appeal of our facilities. Because we are highly leveraged, after satisfying our obligations under our outstanding indebtedness, there can be no assurance that we will have sufficient funds to undertake these expenditures or that we will be able to obtain sufficient financing to fund such expenditures. If we are unable to make such expenditures, our competitive position could be materially adversely affected.

Governmental Regulation – Extensive gaming and racing-related regulation continuously impacts our operations and changes in such laws may have a material adverse effect on our operations by, among other things, prohibiting or limiting gaming in the jurisdictions in which we operate.

The ownership, management and operation of our gaming facilities are subject to extensive laws, regulations and ordinances which are administered by the Iowa Racing and Gaming Commission, the Louisiana State Gaming Control Board, the Louisiana State Racing Commission and various other federal, state and local government entities and agencies. We are subject to regulations that apply specifically to the gaming industry and horse racetracks and casinos, in addition to regulations applicable to businesses generally. If current laws, regulations or interpretations thereof are modified, or if additional laws or regulations are adopted, it could have a material adverse effect on our business.

Legislative or administrative changes in applicable legal requirements, including legislation to prohibit casino gaming, have been proposed in the past. For example, in 1996, the State of Louisiana adopted a statute in connection with which votes were held locally where gaming operations were conducted and which, had the continuation of gaming been rejected by the voters, might have resulted in the termination of operations at the end of their current license terms. During the 1996 local gaming referendums, Lafayette Parish voted to disallow gaming in the Parish, whereas St. Landry Parish, the site of our racino, voted in favor of gaming. All parishes where riverboat gaming operations are currently conducted voted to continue riverboat gaming, but there can be no guarantee that similar referenda might not produce unfavorable results in the future. Proposals to amend or supplement the Louisiana Riverboat Economic Development and Gaming Control Act and the Pari-Mutuel Act also are frequently introduced in the Louisiana State legislature. In the 2001 session, a representative from Orleans Parish introduced a proposal to repeal the authority of horse racetracks in Calcasieu Parish (the site of Delta Downs) and St. Landry Parish (the site of our racino) to conduct slot machine gaming at such horse racetracks and to repeal the special taxing districts created for such purposes. If adopted, this proposal would have effectively prohibited us from operating the casino portion of our racino. In addition, the Louisiana legislature, from time to time, considers proposals to repeal the Pari-Mutuel Act.

Similarly, in Iowa, the county electorate must reauthorize gaming in 2010 and every eight years thereafter. See “—Reauthorization of Gaming in Iowa.”

To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of our properties owned by DJL, EVD and DJW. However, we can give no assurance that any additional licenses, permits and approvals that may be required will be given or that existing ones will be renewed or will not be revoked. Renewal is subject to, among other things, continued satisfaction of suitability requirements. Any failure to renew or maintain our licenses or to receive new licenses when necessary would have a material adverse effect on us.

The legislation permitting gaming in Iowa authorizes the granting of licenses to “qualified sponsoring organizations.” Such “qualified sponsoring organizations” may operate the gambling structure itself, subject to satisfying necessary licensing requirements, or it may enter into an agreement with an operator to operate gambling on its behalf. An operator must be approved and licensed by the Iowa Racing and Gaming Commission. The DRA, a not-for-profit corporation organized for the purpose of operating a pari-mutuel greyhound racing facility in Dubuque, Iowa, first received a riverboat gaming license in 1990 and, pursuant to the Amended DRA Operating Agreement, has served as the “qualified sponsoring organization” of the Diamond Jo since March 18, 1993. The term of the Amended DRA Operating Agreement expires on December 31, 2018. The Worth County Development Authority (“WCDA”), pursuant to the WCDA Operating Agreement, serves as the “qualified sponsoring organization” of Diamond Jo Worth. The term of the WCDA Operating Agreement expires on March 31, 2015 and is subject to automatic three year renewal periods. If the Amended DRA Operating Agreement or WCDA Operating Agreement were to terminate, or if the DRA or WCDA were to otherwise discontinue acting as our “qualified sponsoring organization” with respect to our operation of the Diamond Jo or Diamond Jo Worth, respectively, and we were unable to obtain a license from the Iowa Racing and Gaming Commission for an alternative “qualified sponsoring organization” to act on our behalf, we would no longer be able to continue our Diamond Jo or Diamond Jo Worth operations, which would materially and adversely affect our business, results of operations and cash flows.

Legislative Changes – Changes in legislative rules and regulations may have a material adverse effect on our operations.

Changes in federal or state laws, rules and regulations, including tax laws, affecting the gaming industry, or in the administration of such laws, could have a material adverse affect on our business. Regulatory commissions and state legislatures from time to time consider limitations on the expansion of gaming in jurisdictions where we operate and other changes in gaming laws and regulations. Proposals at the national level have included a federal gaming tax and limitations on the federal income tax deductibility of the cost of furnishing complimentary promotional items to customers, as well as various measures which would require withholding on amounts won by customers or on negotiated discounts provided to customers on amounts owed to gaming companies. Proposals at the state level have also included changes in the gaming tax rate. It is not possible to determine with certainty the likelihood of possible changes in tax or other laws affecting the gaming industry or in the administration of such laws. The changes, if adopted, could have a material adverse effect on our business, results of operations and cash flows.

Legislation in various forms to ban indoor tobacco smoking has recently been enacted or introduced in many states and local jurisdictions, including the jurisdictions in which we operate. The current restrictions permit smoking on the casino gaming floor in the jurisdictions in which we operate. If additional restrictions on smoking are enacted in jurisdictions in which we operate, particularly if such restrictions ban tobacco smoking on the casino gaming floor, our business could be materially and adversely affected.

Environmental Matters – We are subject to environmental laws and potential exposure to environmental liabilities. This may affect our ability to develop, sell or rent our property or to borrow money where such property is required to be used as collateral.

We are subject to various federal, state and local environmental laws, ordinances and regulations, including those governing discharges to air and water, the generation, handling, management and disposal of petroleum products or hazardous substances or wastes, and the health and safety of our employees. Permits may be required for our operations and these permits are subject to renewal, modification and, in some cases, revocation. In addition, under environmental laws, ordinances or regulations, a current or previous owner or operator of property may be liable for the costs of removal or remediation of some kinds of hazardous substances or petroleum products on, under, or in its property, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. In addition, as part of our business in Worth County, Iowa, we operate a gas station, which includes a number of underground storage tanks containing petroleum products. The presence of, or failure to remediate properly, the substances may adversely affect the ability to sell or rent the property or to borrow funds using the property as collateral. Additionally, the owner of a site may be subject to claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

We have reviewed environmental assessments, in some cases including soil and groundwater testing, relating to our currently owned and leased properties in Dubuque, Iowa, and other properties we may lease from the City of Dubuque or other parties. As a result, we have become aware that there is contamination present on some of these properties apparently due to past industrial activities. With respect to parcels we currently own or lease, we believe, based on the types and amount of contamination identified, the anticipated uses of the properties and the potential that the contamination, in some cases, may have migrated onto our properties from nearby properties, that any cost to clean up these properties will not result in a material adverse effect on our earnings and cash flows. We have also reviewed environmental assessments and are not aware of any environmental liabilities related to our properties at EVD and DJW.

We do not anticipate any material adverse effect on our earnings, cash flows or competitive position relating to existing environmental matters, but it is possible that future developments could lead to material costs of environmental compliance for us and that these costs could have a material adverse effect on our business and financial condition, operating results and cash flows.

Taxation – An increase in the taxes and fees that we pay could have a material adverse effect on us, and might reduce the cash flow available to service our indebtedness.

We are subject to significant taxes and fees relating to our gaming operations, which are subject to increase at any time. Currently, in Iowa, we are taxed at an effective rate of approximately 21% of our adjusted gross receipts by the State of Iowa, we pay the city of Dubuque a fee equal to $0.50 per patron and we pay a fee equal to 4.5% and 5.76% of adjusted gross receipts to the DRA and WCDA, respectively. In addition, all Iowa riverboats share equally in costs of the Iowa Racing and Gaming Commission and related entities to administer gaming in Iowa, which is currently approximately $0.7 million per year per riverboat. Currently, in Louisiana, we are taxed at an effective rate of approximately 36.5% of our adjusted gross slot revenue and pay to the Louisiana State Racing Commission a fee of $0.25 for each patron who enters the racino on live race days from the hours of 6:00 pm to midnight, enters the racino during non-racing season from the hours of noon to midnight Thursday through Monday, or enters any one of our OTBs. In addition, there have been proposals in the past to tax all gaming establishments, including riverboat casinos, at the federal level. Any material increase in taxes or fees, or in costs of the Iowa Racing and Gaming Commission, the Louisiana State Racing Commission and related entities, would have a material adverse affect on our business.

Difficulty in Attracting and Retaining Qualified Employees – If we are unable to attract and retain a sufficient number of qualified employees or are required to substantially increase our labor costs, our business, results of operations, cash flows and financial condition will be materially adversely affected.

The operation of our business requires qualified executives, managers and skilled employees with gaming industry experience and qualifications to obtain the requisite licenses. We may have difficulty attracting and retaining a sufficient number of qualified employees and may be required to pay higher levels of compensation than we have estimated in order to do so. If we are unable to attract and retain a sufficient number of qualified employees for our current operations or are required to substantially increase our labor costs, we may not be able to operate our business in a cost effective manner or at all.

We are dependent upon the available labor pool of unskilled and semi-skilled employees. We are also subject to the Fair Labor Standards Act, which governs matters such as minimum wage, overtime and other working conditions. In February 2007, the State of Iowa passed a bill increasing the minimum wage for Iowa workers. Effective April 1, 2007, the minimum wage for the State of Iowa increased from $5.15 per hour to $6.20 per hour and then to $7.25 effective January 1, 2008. Effective July 24, 2007 and July 24, 2008, the federal minimum wage increased to $5.85 and $6.55, respectively, and is scheduled to increase to $7.25 per hour effective July 24, 2009. Current Iowa law effectively requires that we pay Iowa employees 25% more than the federally mandated minimum wage rates. While DJL and DJW currently pay all of their employees more than the current minimum wage levels, these scheduled changes in minimum wage laws could increase our payroll costs in the future and have an adverse effect on our liquidity. Further changes in applicable state or federal laws and regulations, particularly those governing minimum wages, could increase labor costs, which could have a material adverse effect on the cash flow available to service our indebtedness.

Energy Costs – Our operations are affected by increases in energy costs.

We are a large consumer of electricity and other energy in connection with the operation of our gaming properties. Accordingly, increases in energy costs may have a negative impact on our operating results. Additionally, higher energy and gasoline prices, which affect our customers, may result in reduced visitation to our casinos and racino and a reduction in our revenues.

Interested Party Matters – All of the Company’s voting equity interests are indirectly beneficially owned in the aggregate by managers and executive officers of PGP, including affiliates of Jefferies & Company, Inc., an initial purchaser in this offering, and such ownership may give rise to conflicts of interest.

All of the Company’s voting equity interests are indirectly beneficially owned or controlled in the aggregate by M. Brent Stevens, Michael Luzich and Terrance W. Oliver. Specifically, Mr. Stevens, our Chief Executive Officer, is also the Chairman of the Board of Managers of PGP and the Chief Executive Officer of PGP, DJL, EVD, PGL and DJW. Mr. Stevens indirectly beneficially owns or controls (through his beneficial ownership or control of voting equity interests in PGP) approximately 66.2% of the Company’s voting equity interests. Mr. Luzich, our President and Secretary, is also a Manager of PGP and the President and Secretary of PGP, PGL, DJL, EVD and DJW. Mr. Luzich indirectly beneficially owns (through his ownership of voting equity interests in PGP) approximately 32.3% of the Company’s voting equity interests. Mr. Oliver, a Manager of PGP, indirectly beneficially owns (through his direct ownership of interests in The Oliver Family Trust) approximately 1.5% of the Company’s voting equity interests. Andrew Whittaker, a Manager of PGP, indirectly beneficially owns (through his indirect ownership of voting equity interests in PGP) approximately 4.2% (which is included in the calculation of the 66.2% owned or controlled by Mr. Stevens) of the Company’s voting equity interests. In addition, Mr. Stevens has the right to designate three of the five members of PGP’s board of managers, including one of the two independent managers, and Mr. Luzich has the right to designate two of the five members of PGP’s board of managers, including one of the two independent managers, for so long as Mr. Stevens and Mr. Luzich, respectively, beneficially hold at least 5% of the voting equity interests of PGP.

In addition, certain of our principal equity holders, managers and officers are also affiliates of Jefferies & Company, Inc., an initial purchaser in this offering. Mr. Stevens is also an Executive Vice President and the head of capital markets at Jefferies & Company, Inc. Mr. Whittaker is a Vice Chairman of Jefferies & Company, Inc. Also, other employees of Jefferies & Company, Inc. that are not managers or officers of PGP or the Company own indirect equity interests in PGP totaling approximately 9.2% of the equity interests in PGP.

Because of their controlling interests, these individuals have the power to elect a majority of our managers, appoint new management and approve any action requiring the approval of holders of our equity interests, including adopting amendments to our certificate of formation, approving mergers or sales of substantially all of our assets or changes to our capital structure. It is possible that the interests of these individuals, including those individuals affiliated with Jefferies & Company, Inc., an initial purchaser in this offering, may in some circumstances conflict with our interests and your interests as holders of Notes.

PGP is primarily responsible for managing DJL, EVD and DJW operations as well as supervising all development projects. Neither PGP nor any of its affiliates is restricted from managing other gaming operations, including new gaming ventures or facilities that may compete with ours, except that certain restrictions under the Amended DRA Operating Agreement will terminate if we or any of our affiliates operate another facility in Dubuque County or the adjoining counties of Illinois or Wisconsin. If PGP or any of its affiliates decides to manage other gaming operations, such activities could require a significant amount of attention from PGP’s officers and managers and require them to devote less time to managing our operations. While we believe that any new ventures will not detract from PGP’s ability to manage and operate our business, there can be no assurance that such ventures would not have a material adverse effect on us.

Acquisitions – The Company may not be able to successfully identify attractive acquisitions, successfully integrate acquired operations or realize the intended benefits of acquisitions.

The Company evaluates from time to time attractive acquisition opportunities involving casino and other gaming operations. This strategy is subject to numerous risks, including:

•	an inability to obtain sufficient financing to complete its acquisitions;

•	an inability to negotiate definitive acquisition agreements on satisfactory terms;

•	difficulty in integrating the operations, systems and management of acquired assets and absorbing the increased demands on its administrative, operational and financial resources;

•	the diversion of its management’s attention from its other responsibilities;

•	the loss of key employees following completion of its acquisitions;

•	the failure to realize the intended benefits of and/or synergies created by its acquisitions;

•	its being subject to unknown liabilities; and

•	the need for a greater amount of capital, infrastructure or other spending than anticipated.

The Company’s inability to effectively address these risks could force it to revise its business plan, incur unanticipated expenses or forego additional opportunities for expansion.

On June 18, 2009, the Company entered into the Amelia Belle Purchase Agreement to acquire the Amelia Belle Casino. See “Description of Related Transactions—Proposed Amelia Belle Acquisition.” There can be no assurance that the Company will be able to obtain any necessary regulatory consents and approvals.

Use of Proceeds

The following table sets forth the estimated sources and uses of funds in connection with the Transactions, as if the Transactions had closed on March 31, 2009:

Sources of Funds		Uses of Funds
		(Dollars in thousands)
New Senior Secured Notes	$215,000	Reduce outstanding borrowings under revolving credit facility	$22,000
New Senior Unsecured Notes	315,000	Repay 8.75% senior secured notes	255,000
Cash on hand	15,988	Repay 11.00% senior secured notes (1)	111,826
		Repay 13.00% senior notes	6,910
		Purchase consideration for Amelia Belle (2)	106,500
		Estimated working capital adjustment for Amelia Belle (2)	2,000
		Pay redemption premium on notes (3)	11,539
		Pay accrued interest on notes (4)	15,963
		Fees and expenses (5)	14,250

Total Sources of Funds	$545,988	Total Uses of Funds	$545,988

(1)	We redeemed $1,797 in principal amount of DJW Notes in May 2009.
(2)	If the Proposed Amelia Belle Acquisition is not consummated or the Amelia Belle Purchase Agreement is terminated, in either case, prior to December 31, 2009, we will use the purchase consideration for the Proposed Amelia Belle Transaction to redeem the Secured Notes and Unsecured Notes on a pro rata basis in an aggregate principal amount of $100 million at par and increase cash on hand by $4.7 million, net of cash not acquired of $3.8 million.
(3)	Assumes (i) DJW Notes are redeemed at an optional redemption price equal to 103.667% and (ii) PGL Notes are redeemed at an optional redemption price equal to 102.917%.
(4)	Consists of interest of 8.75% on the PGL Notes, 11.00% on the DJW Notes and 13.00% on the EVD Notes from October 15, 2008 to March 31, 2009, October 15, 2008 to March 31, 2009 and March 1, 2009 to March 31, 2009, respectively, and does not include $2.8 million of interest for the 30 day period following the Notes Issuance in connection with the redemption of the PGL Notes, DJW Notes and EVD Notes.
(5)	Includes underwriter’s discount and fees and legal and other transaction costs and expenses related to the Notes Issuance.

Capitalization

The following table sets forth cash and cash equivalents and capitalization for the Company as of March 31, 2009:

•	(i) on a consolidated basis for PGL and each of its subsidiaries other than DJW and (ii) DJW;

•

on a Pro Forma for Acquisition basis, to give pro forma effect to (i) the Notes Issuance and the application of net proceeds therefrom to acquire Amelia Belle and repay indebtedness, as described in “Use of Proceeds,” and (ii) the transfer of the City Bonds owned by DJW to PGP, in each case, as if such transactions had occurred as of March 31, 2009; and

•

on an As Adjusted for Redemption basis, to give pro forma effect to (i) the Notes Issuance and the application of net proceeds therefrom, assuming the Proposed Amelia Belle Acquisition is not consummated, to redeem the Notes on a pro rata basis in an amount of $100 million at par and repay other indebtedness as described in “Use of Proceeds,” and (ii) the transfer of the City Bonds owned by DJW to PGP, in each case, as if such transactions had occurred as of March 31, 2009.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto contained in PGL’s annual report on Form 10-K for the year ended December 31, 2008 and its quarterly report on Form 10-Q for the three months ended March 31, 2009, and the “Pro Forma Condensed Combined/Consolidated Financial Information.”

(Dollars in thousands)	As of March 31, 2009
	Actual	Pro Forma for Acquisition (1)	As Adjusted for Redemption (2)
PGL Consolidated (without DJW):
Total cash and cash equivalents	$14,400	$26,999	$31,734

Senior secured credit facility	22,000	—	—
FF&E term loan facility	7,766	7,766	7,766
Capital leases & notes payable (3)	4,570	4,790	4,790
8.75% senior secured notes (4)	253,354	—	—
New Senior Secured Notes	—	215,000	174,434
New Senior Unsecured Notes	—	315,000	255,566
13.00% senior notes (5)	6,884	—	—

Total PGL Consolidated (without DJW) debt	$294,574	$542,556	$442,556

Diamond Jo Worth (6)
Total cash and cash equivalents	$24,822	$—	$—

Senior secured revolving credit facility	—	—	—
11.00% senior secured notes (7)	111,294	—	—
Capital leases & notes payable	220	—	—

Total Diamond Jo Worth debt	$111,514	$—	$—

Combined/Consolidated
Total debt	$406,088	$542,556	$442,556
Total members’ deficit (8)	(44,282)	(78,322)	(81,011)

Total capitalization	$361,806	$464,234	$361,545

(1)	Pro Forma for Acquisition data gives pro forma effect to (i) the Notes Issuance and the application of net proceeds therefrom to acquire Amelia Belle and repay indebtedness, as described in “Use of Proceeds,” (ii) the addition of Amelia Belle as a guarantor under the indentures governing the Notes and (iii) the transfer of the City Bonds owned by DJW to PGP, in each case, as if such transactions occurred as of March 31, 2009.
(2)	As Adjusted for Redemption data gives pro forma effect to (i) the Notes Issuance and the application of net proceeds therefrom, assuming the Proposed Amelia Belle Acquisition is not consummated, to redeem the Notes on a pro rata basis in an amount of $100 million at par and repay other indebtedness, as described in “Use of Proceeds” and (ii) the transfer of the City Bonds owned by DJW to PGP, in each case, as if such transactions occurred as of March 31, 2009. As Adjusted for Redemption data assumes that upon the termination of the Amelia Belle Purchase Agreement, any deposit paid into escrow subsequent to March 31, 2009 is returned to the Company.
(3)	Net of discount of $103.

(4)	Net of discount of $1,646.
(5)	Net of discount of $26.
(6)	DJW is currently not a guarantor under the PGL Credit Facility or the outstanding PGL Notes. In connection with the Transactions, upon consummation of this offering, DJW will be a borrower under the PGL Credit Facility.
(7)	Net of discount of $532. We redeemed $1,797 of the outstanding balance during May 2009.
(8)	Adjusted for (i) net contribution of the City Bonds to PGP of $12.6 million, (ii) call premium related to the redemption of all of the outstanding PGL Notes and DJW Notes of $7.4 million and $4.1 million, respectively, assuming an optional redemption price on or after April 15, 2009 of 102.917% and 103.667%, respectively and (iii) write off of deferred financing, bond discount and derivative liability costs related to the redemption of the PGL Notes, DJW Notes and EVD Notes of $7.3 million, $2.5 million and $0.1 million, respectively. As Adjusted for Redemption data additionally gives effect to a $2.7 million write-off of deferred financing costs related to the redemption of $100 million principal amount of Notes.

Pro Forma Condensed Combined/Consolidated Financial Information

The following pro forma condensed combined financial statements give effect to the Proposed Amelia Belle Acquisition as if it had been completed on January 1, 2008 for income statement purposes, and as if it had been completed on March 31, 2009 for balance sheet purposes, subject to the assumptions and adjustments as described in the accompanying notes. The pro forma condensed combined statement of income does not reflect the potential realization of cost savings or restructuring or other costs relating to the integration of the two companies nor does it include any other items not expected to have a continuing impact on the combined results of the companies.

The pro forma condensed combined financial information has been prepared using our significant accounting policies as disclosed in our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. It is management’s opinion that the pro forma condensed combined financial information includes all adjustments necessary for the fair presentation of the transactions described below in accordance with generally accepted accounting principles in the United States. The pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of PGL and Amelia Belle.

The following pro forma condensed combined financial information sets forth our results of operations and financial position and the results of operations and financial position of Amelia Belle for the periods set forth below, on an actual basis and on a pro forma basis to give effect to the following transactions, in each case, as if such transactions occurred on January 1, 2008 for the periods presented, in the case of the income statement information, and as of March 31, 2009 in the case of the balance sheet information: (i) the offering of the Notes, (ii) the consummation of the Proposed Amelia Belle Acquisition, (iii) the redemption of all of the outstanding PGL Notes, (iv) the redemption of all of the outstanding DJW Notes, (v) the redemption of all of the outstanding EVD Notes, (vi) the reduction of outstanding borrowings under our revolving credit facility and (vii) the distribution of the City Bonds to PGP. Certain historical amounts for Amelia Belle have been reclassified to conform with our financial statement presentation. Pro forma adjustments related to the Proposed Amelia Belle Acquisition are based on management’s best estimates of the fair value of assets and liabilities to be acquired. We have not obtained any outside appraisals of the assets and liabilities to be acquired.

The proposed acquisition of Amelia Belle has been accounted for by applying the acquisition method in accordance with Statement of Financial Accounting Standards 141R, Business Combinations (“SFAS 141R”), with PGL as the acquirer of Amelia Belle. Transaction costs associated with the acquisition are expensed as incurred. The estimated purchase price consideration has been allocated on a preliminary basis to the assets acquired and liabilities assumed based on management’s best estimates. Management will continue to review information and intends to perform further analysis prior to finalizing the allocation of the purchase price. Therefore, it is likely that the recorded values of assets and liabilities acquired will vary from those shown below related to the proposed acquisition and the differences may be material.

For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the pro forma condensed combined financial statements, we estimated fair values based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an exit price). Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, we may be required to value assets of Amelia Belle at fair value measurements that do not reflect our intended use of those assets. Use of different estimates and judgments could yield different results.

The pro forma condensed combined information is not intended to reflect our results of operations or the financial position that would have actually resulted had the transactions described above been effected on the dates indicated. Further, the pro forma condensed combined information is not necessarily indicative of the results of operations that may be obtained in the future.

Pro Forma Condensed Combined Income Statement for the Year Ended December 31, 2008

(Dollars in thousands)	Peninsula Gaming, LLC	Amelia Belle	Pro Forma Adjustments		Pro Forma
REVENUES:
Casino	$227,269	$55,622	$—		$282,891
Racing	17,986	—	—		17,986
Video poker	5,901	—	—		5,901
Food and beverage	16,767	3,616	—		20,383
Other	11,809	369	—		12,178
Less: Promotional allowances	(20,579)	(5,547)	—		(26,126)

Total net revenues	259,153	54,060	—		313,213

EXPENSES:
Casino	97,421	20,421	—		117,842
Racing	15,739	—	—		15,739
Video poker	4,349	—	—		4,349
Food and beverage	13,174	3,040	—		16,214
Other	7,564	—	—		7,564
Selling, general and administrative	34,657	11,858	—		46,515
Depreciation and amortization	20,134	4,748	(2,233	)(1)	22,649
Pre-opening expense	785	—	—		785
Development expense	(922)	283	—		(639)
Affiliate management fees	5,401	134	—		5,535
Impairment of assets held for sale	831	—	—		831
Impairment of related party receivable	—	2,741	—		2,741
Gain on insurance proceeds	—	(6,025)	—		(6,025)
Loss on disposal of assets	95	—	—		95

Total expenses	199,228	37,200	(2,233)		234,195

INCOME FROM OPERATIONS	59,925	16,860	2,233		79,018

OTHER INCOME (EXPENSE):
Interest income	2,465	25	(1,879	)(2)	611
Interest expense	(39,634)	—	(13,268	)(3)	(52,902)

Total other expense	(37,169)	25	(15,147)		(52,291)

NET INCOME	$22,756	$16,885	$(12,914)		$26,727

(1)	Represents adjustment to depreciation related to Property and Equipment based on estimated fair market value of the assets at the time of purchase.
(2)	Represents the elimination of interest income associated with the City Bonds.
(3)

Represents (i) interest on the Notes of $51.1 million and (ii) amortization of deferred financing costs related to the Notes of $2.0 million offset by (i) elimination of interest expense related to the redemption of all of the outstanding PGL Notes, DJW Notes and EVD Notes of $24.7 million, $13.9 million and $1.1 million, respectively and (ii) elimination of interest on the PGL Credit Facility of $0.1 million. For purposes of this presentation, it is assumed that Secured Notes in an aggregate principal amount of $215 million are issued in the offering bearing interest at an annual rate of 8 3/ 4% and Unsecured Notes in an aggregate principal amount of $315 million are issued in this offering bearing interest at an annual rate of 10 1/ 4%. The actual principal amount of Secured Notes or Unsecured Notes issued in the offering and the rate of interest applicable to such notes may be greater than or less than that assumed in this presentation. If the applicable interest rate on $215 million aggregate principal amount of Secured Notes were to increase or decrease by 0.25%, interest expense associated with such notes would change by $0.5 million. If the applicable interest rate on $315 million aggregate principal amount of Unsecured Notes were to increase or decrease by 0.25%, interest expense associated with such notes would change by $0.8 million.

Pro Forma Condensed Combined Income Statement for the Three Months Ended March 31, 2009

(Dollars in thousands)	Peninsula Gaming, LLC	Amelia Belle	Pro Forma Adjustments		Pro Forma
REVENUES:
Casino	$65,757	$15,264	$—		$81,021
Racing	3,026	—	—		3,026
Video poker	1,584	—	—		1,584
Food and beverage	5,778	1,059	—		6,837
Other	2,341	83	—		2,424
Less: Promotional allowances	(6,516)	(1,808)	—		(8,324)

Total net revenues	71,970	14,598	—		86,568

EXPENSES:
Casino	27,390	5,531	—		32,921
Racing	2,884	—	—		2,884
Video poker	1,062	—	—		1,062
Food and beverage	4,301	916	—		5,217
Other	1,484	—	—		1,484
Selling, general and administrative	12,762	2,778	—		15,540
Depreciation and amortization	6,065	1,195	(562	)(1)	6,698
Development expense	82	—	—		82
Affiliate management fees	1,318	32	—		1,350
Loss on disposal of assets	81	—	—		81

Total expenses	57,429	10,452	(562)		67,319

INCOME FROM OPERATIONS	14,541	4,146	562		19,249

OTHER INCOME (EXPENSE):
Interest income	508	1	(473	)(2)	36
Interest expense	(11,250)	—	(3,002	)(3)	(14,252)

Total other expense	(10,742)	1	(3,475)		(14,216)

NET INCOME	$3,799	$4,147	$(2,913)		$5,033

(1)	Represents adjustment to depreciation related to Property and Equipment based on estimated fair market value of the assets at the time of purchase.
(2)	Represents the elimination of interest income associated with the City Bonds.
(3)

Represents (i) interest on the Notes of $12.8 million and (ii) amortization of deferred financing costs related to the Notes of $0.5 million offset by (i) the elimination of interest expense related to the redemption of all of the outstanding PGL Notes, DJW Notes and EVD Notes of $6.2 million, $3.5 million and $0.3 million, respectively and (ii) the elimination of interest on the PGL Credit Facility of $0.3 million. For purposes of this presentation, it is assumed that Secured Notes in an aggregate principal amount of $215 million are issued in the offering bearing interest at an annual rate of 8 3/4% and Unsecured Notes in an aggregate principal amount of $315 million are issued in the offering bearing interest at an annual rate of 10 1/4%. The actual principal amount of Secured Notes or Unsecured Notes issued in the offering and the rate of interest applicable to such notes may be greater than or less than that assumed in this presentation. If the applicable interest rate on $215 million aggregate principal amount of Secured Notes were to increase or decrease by 0.25%, interest expense associated with such notes would change by $0.1 million quarterly. If the applicable interest rate on $315 million aggregate principal amount of Unsecured Notes were to increase or decrease by 0.25%, interest expense associated with such notes would change by $0.2 million quarterly.

Pro Forma Condensed Combined Balance Sheet as of March 31, 2009

(Dollars in thousands)	Peninsula Gaming, LLC	Amelia Belle	Pro Forma Adjustments		Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$39,222	$6,396	$(18,619	)(1)	$26,999
Restricted cash – purse settlements	9,920	—	—		9,920
Accounts receivable, net	4,991	71	(576	)(2)	4,486
Receivables from affiliates	234	727	(727	)(3)	234
Inventories	1,264	50	—		1,314
Prepaid expenses and other assets	1,822	467	—		2,289

Total current assets	57,453	7,711	(19,922)		45,242

PROPERTY AND EQUIPMENT, NET	259,877	43,542	(16,200	)(4)	287,219

OTHER ASSETS:
Deferred financing costs, net	18,315	—	5,573	(5)	23,888
Goodwill	53,083	—	—		53,083
Licenses and other intangibles	38,615	10,638	68,520	(4)	117,773
Deposits and other assets	2,900	—	—		2,900
Investment available for sale	11,973	—	(11,973	)(2)	—

Total other assets	124,886	10,638	62,120		197,644

TOTAL	$442,216	$61,891	$25,998		$530,105

LIABILITIES AND MEMBER’S (DEFICIT) EQUITY CURRENT LIABILITIES:
Accounts payable	$4,260	$724	$—		$4,984
Construction payable	6,024	—	—		6,024
Purse settlement payable	11,708	—	—		11,708
Accrued payroll and payroll taxes	5,091	628	—		5,719
Accrued interest	16,206	—	(15,963	)(6)	243
Other accrued expenses	12,818	1,001	(135	)(7)	13,684
Payable to affiliates	3,733	147	(147	)(3)	3,733
Current maturity of long-term debt and leases	7,029	—	(1,797	)(8)	5,232

Total current liabilities	66,869	2,500	(18,042)		51,327

LONG-TERM LIABILITIES:
8 3/4% senior secured notes, net of discount	253,354	—	(253,354	)(9)	—
11% senior secured notes, net of discount	109,497	—	(109,497	)(8)	—
13% senior notes, net of discount	6,884	—	(6,884	)(10)	—
New senior secured notes	—	—	215,000	(11)	215,000
New senior unsecured notes	—	—	315,000	(11)	315,000
Senior secured credit facilities	22,000	—	(22,000	)(12)	—
Term loan	6,326	—	—		6,326
Notes payable and leases payable, net	998	—	—		998
Obligation under Minimum Assessment Agreement	18,717	—	—		18,717
Other liabilities	1,853	—	(794	)(8)	1,059

Total long-term liabilities	419,629	—	137,471		557,100

Total liabilities	486,498	2,500	119,429		608,427

(Dollars in thousands)	Peninsula Gaming, LLC	Amelia Belle	Pro Forma Adjustments		Pro Forma
COMMITMENTS AND CONTINGENCIES MEMBER’S (DEFICIT) EQUITY:
Common member’s interest	9,000	53,901	(53,901	)(13)	9,000
Accumulated deficit	(50,373)	5,490	(42,439	)(14)	(87,322)
Accumulated other comprehensive loss	(2,909)	—	2,909	(15)	—

Total member’s (deficit) equity	(44,282)	59,391	(93,431)		(78,322)

TOTAL LIABILITIES & MEMBER’S (DEFICIT) EQUITY	$442,216	$61,891	$25,998		$530,105

(1)	Represents (i) cash on hand used for the reduction of outstanding borrowings under the PGL Credit Facility and (ii) elimination of cash retained by the seller of $2.6 million.
(2)	Represents distribution of the City Bonds and related interest receivable.
(3)	Represents the elimination of related party receivables and payables of Amelia Belle which will not be assumed by the Company.
(4)	In accordance with SFAS 141(R), the assets and liabilities acquired (including $2.0 million paid for working capital) under the Proposed Amelia Belle Acquisition will be valued at the fair market value on the closing date. The table below represents managements best estimates of the fair value of the assets and liabilities acquired. No outside appraisals of the assets and liabilities acquired have been obtained as of the date of this filing.

Identifiable intangible assets	$79,158
Property and equipment, net	27,342
Current assets	4,353
Current liabilities	(2,353)

Purchase price to be allocated	$108,500

(5)	Represents deferred financing costs related to the offering of the Notes of $14.3 million offset by the write-off of deferred financing costs related to the redemption of all of the outstanding PGL Notes, DJW Notes and EVD Notes of $5.7 million, $2.9 million and $0.1 million, respectively.
(6)	Represents the payment of accrued interest related to the redemption of all of the outstanding PGL Notes, DJW Notes and the EVD Notes of $10.2 million, $5.7 million and $0.1 million, respectively.
(7)	Represents the write-off of the current and long-term liability related to the Company’s derivative financial instrument related to the DJW Notes of $0.1 million and $0.8 million, respectively.
(8)	Represents the outstanding principal amount of DJW Notes to be redeemed with a portion of the net proceeds from Notes Issuance.
(9)	Represents the outstanding principal amount of PGL Notes to be redeemed with a portion of the net proceeds from the Notes Issuance.
(10)	Represents the outstanding principal amount of EVD Notes to be redeemed with a portion of the net proceeds from the Notes Issuance.
(11)	Represents the Notes Issuance.
(12)	Represents reduction of outstanding borrowings under the PGL Credit Facility.
(13)	Represents the elimination of the seller’s common member’s interest.
(14)	Represents (i) net contribution of the City Bonds to PGP of $15.5 million, (ii) elimination of the sellers accumulated income of $5.5 million, (iii) call premium related to the redemption of all of the outstanding PGL Notes and DJW Notes of $7.4 million and $4.1 million, respectively, assuming the optional redemption price on or after April 15, 2009 of 102.917% and 103.667%, respectively and (iv) write off of deferred financing, bond discount and derivative liability costs related to the redemption of the PGL Notes, DJW Notes and EVD Notes of $7.3 million, $2.5 million and $0.1 million, respectively.
(15)	Represents elimination of temporary loss on the City Bonds, which were contributed to PGP.

As Adjusted for Mandatory Redemption

The following pro forma condensed consolidated statements set forth our results of operations and financial position for the periods set forth below, on an actual basis and on a pro forma basis to give effect to the following transactions, in each case, as if such transactions occurred on January 1, 2008 for the periods presented, in the case of income statement information, and as of March 31, 2009 in the case of balance sheet information: (i) the offering of the Notes, (ii) the pro rata redemption of $100 million principal amount of the Notes at par, (iii) the redemption of all of the outstanding PGL Notes, (iv) the redemption of all of the outstanding DJW Notes, (v) the redemption of all of the outstanding EVD Notes, (vi) the reduction of outstanding borrowings under our revolving credit facility and (vii) the distribution of the City Bonds to PGP. The pro forma condensed consolidated statement of income does not include any items not expected to have a continuing impact.

It is management’s opinion that the pro forma condensed consolidated financial information includes all adjustments necessary for the fair presentation of the transactions described above in accordance with generally accepted accounting principles in the United States. The pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements and notes thereto of PGL.

The pro forma condensed consolidated financial information is not intended to reflect our results of operations or the financial position that would have actually resulted had the transactions described above been effected on the dates indicated. Further, the pro forma condensed consolidated information is not necessarily indicative of the results of operations that may be obtained in the future.

Pro Forma Condensed Consolidated Income Statement for the Year Ended December 31, 2008

(Dollars in thousands)	Peninsula Gaming, LLC	Pro Forma Adjustments		Pro Forma
REVENUES:
Casino	$227,269	$—		$227,269
Racing	17,986	—		17,986
Video poker	5,901	—		5,901
Food and beverage	16,767	—		16,767
Other	11,809	—		11,809
Less: Promotional allowances	(20,579)	—		(20,579)

Total net revenues	259,153	—		259,153

EXPENSES:
Casino	97,421	—		97,421
Racing	15,739	—		15,739
Video poker	4,349	—		4,349
Food and beverage	13,174	—		13,174
Other	7,564	—		7,564
Selling, general and administrative	34,657	—		34,657
Depreciation and amortization	20,134	—		20,134
Pre-opening expense	785	—		785
Development expense	(922)	—		(922)
Affiliate management fees	5,401	—		5,401
Impairment of assets held for sale	831	—		831
Loss on disposal of assets	95	—		95

Total expenses	199,228	—		199,228

INCOME FROM OPERATIONS	59,925	—		59,925

OTHER INCOME (EXPENSE):
Interest income	2,465	(1,879	)(1)	586
Interest expense	(39,634)	(3,244	)(2)	(42,878)

Total other expense	(37,169)	(5,123)		(42,292)

NET INCOME	$22,756	$(5,123)		$17,633

(1)	Represents the elimination of interest income associated with the City Bonds.

(2)

Represents (i) interest on the Notes adjusted for the pro rata redemption of $100 million principal amount of Notes at par, of $41.4 million and (ii) amortization of deferred financing costs related to the Notes of $1.6 million offset by (a) elimination of interest expense related to the redemption of all of the outstanding PGL Notes, DJW Notes and EVD Notes of $24.7 million, $13.9 million and $1.1 million, respectively, and (b) elimination of interest expense on the PGL Credit Facility of $0.1 million. For purposes of this presentation, it is assumed that Secured Notes in an aggregate principal amount of $215 million are issued in the offering bearing interest at an annual rate of 8 3/4% and Unsecured Notes in an aggregate principal amount of $315 million are issued in the offering bearing interest at an annual rate of 10 1/4%. The actual principal amount of Secured Notes or Unsecured Notes issued in the offering and the rate of interest applicable to such notes may be greater than or less than that assumed in this presentation. If the applicable interest rate on $215 million aggregate principal amount of Secured Notes were to increase or decrease by 0.25%, interest expense associated with such notes would change by $0.5 million. If the applicable interest rate on $315 million aggregate principal amount of Unsecured Notes were to increase or decrease by 0.25%, interest expense associated with such notes would change by $0.8 million.

Pro Forma Condensed Consolidated Income Statement for the Three Months Ended March 31, 2009

(Dollars in thousands)	Peninsula Gaming, LLC	Pro Forma Adjustments		Pro Forma
REVENUES:
Casino	$65,757	$—		$65,757
Racing	3,026	—		3,026
Video poker	1,584	—		1,584
Food and beverage	5,778	—		5,778
Other	2,341	—		2,341
Less: Promotional allowances	(6,516)	—		(6,516)

Total net revenues	71,970	—		71,970

EXPENSES:
Casino	27,390	—		27,390
Racing	2,884	—		2,884
Video poker	1,062	—		1,062
Food and beverage	4,301	—		4,301
Other	1,484	—		1,484
Selling, general and administrative	12,762	—		12,762
Depreciation and amortization	6,065	—		6,065
Development expense	82	—		82
Affiliate management fees	1,318	—		1,318
Loss on disposal of assets	81	—		81

Total expenses	57,429	—		57,429

INCOME FROM OPERATIONS	14,541	—		14,541

OTHER INCOME (EXPENSE):
Interest income	508	(473	)(1)	35
Interest expense	(11,250)	(496	)(2)	(11,746)

Total other expense	(10,742)	(969)		(11,711)

NET INCOME	$3,799	$(969)		$2,830

(1)	Represents the elimination of interest income associated with the City Bonds.
(2)

Represents (i) interest on the Notes adjusted for the pro rata redemption of $100 million principal amount of Notes at par, of $10.4 million and (ii) amortization of deferred financing costs related to the Notes of $0.4 million offset by (a) elimination of interest expense related to the redemption of all of the outstanding PGL Notes, DJW Notes and EVD Notes of $6.2 million, $3.5 million and $0.3 million, respectively and (b) elimination of interest expense on the PGL Credit Facility of $0.3 million. For purposes of this presentation, it is assumed that Secured Notes in an aggregate principal amount of $215 million are issued in the offering bearing interest at an annual rate of 8 3/4% and Unsecured Notes in an aggregate principal amount of $315 million are issued in the offering bearing interest at an annual rate of 10 1/4%. The actual principal amount of Secured Notes or Unsecured Notes issued in the offering and the rate of interest applicable to such notes may be greater than or less than that assumed in this presentation. If the applicable interest rate on $215 million aggregate principal amount of Secured Notes were to increase or decrease by 0.25%, interest expense associated with such notes would change by $0.1 million quarterly. If the applicable interest rate on $315 million aggregate principal amount of Unsecured Notes were to increase or decrease by 0.25%, interest expense associated with such notes would change by $0.2 million quarterly.

Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2009

(Dollars in thousands)	Peninsula Gaming, LLC	Pro Forma Adjustments		Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$39,222	$(7,488	)(1)	$31,734
Restricted cash – purse settlements	9,920	—		9,920
Accounts receivable, net	4,991	(576	)(2)	4,415
Receivables from affiliates	234	—		234
Inventories	1,264	—		1,264
Prepaid expenses and other assets	1,822	—		1,822

Total current assets	57,453	(8,064)		49,389

PROPERTY AND EQUIPMENT, NET	259,877	—		259,877

OTHER ASSETS:
Deferred financing costs, net	18,315	2,884	(3)	21,199
Goodwill	53,083	—		53,083
Licenses and other intangibles	38,615	—		38,615
Deposits and other assets	2,900	—		2,900
Investment available for sale	11,973	(11,973	)(2)	—

Total other assets	124,886	(9,089)		115,797

TOTAL	$442,216	$(17,153)		$425,063

LIABILITIES AND MEMBER’S (DEFICIT) EQUITY CURRENT LIABILITIES:
Accounts payable	$4,260	$—		$4,260
Construction payable	6,024	—		6,024
Purse settlement payable	11,708	—		11,708
Accrued payroll and payroll taxes	5,091	—		5,091
Accrued interest	16,206	(15,963	)(4)	243
Other accrued expenses	12,818	(135	)(5)	12,683
Payable to affiliates	3,733	—		3,733
Current maturity of long-term debt and leases	7,029	(1,797	)(6)	5,232

Total current liabilities	66,869	(17,895)		48,974

LONG-TERM LIABILITIES:
8 3/4% senior secured notes, net of discount	253,354	(253,354	)(7)	—
11% senior secured notes, net of discount	109,497	(109,497	)(6)	—
13% senior notes, net of discount	6,884	(6,884	)(8)	—
New senior secured notes	—	174,434	(9)	174,434
New senior unsecured notes	—	255,566	(9)	255,566
Senior secured credit facilities	22,000	(22,000	)(10)	—
Term loan	6,326	—		6,326
Notes payable and leases payable, net	998	—		998
Obligation under Minimum Assessment Agreement	18,717	—		18,717
Other liabilities	1,853	(794	)(5)	1,059

Total long-term liabilities	419,629	37,471		457,100

Total liabilities	486,498	19,576		506,074

COMMITMENTS AND CONTINGENCIES MEMBER’S (DEFICIT) EQUITY:
Common member’s interest	9,000	—		9,000
Accumulated deficit	(50,373)	(39,638	)(11)	(90,011)
Accumulated other comprehensive loss	(2,909)	2,909	(12)	—

Total member’s (deficit) equity	(44,282)	(36,729)		(81,011)

TOTAL LIABILITIES & MEMBER’S (DEFICIT) EQUITY	$442,216	$(17,153)		$425,063

(1)	Represents cash on hand used for the reduction of outstanding borrowings under the PGL Credit Facility.

(2)	Represents distribution of the City Bonds and related interest receivable.
(3)	Represents deferred financing costs related to the offering of the Notes of $14.3 million offset by (i) the write-off of deferred financing costs related to the redemption of all of the outstanding PGL Notes, DJW Notes and EVD Notes of $5.7 million, $2.9 million and $0.1 million, respectively, and (ii) write-off of deferred financing costs related to the pro rata redemption of $100 million principal amount of Notes of $2.7 million.
(4)	Represents the payment of accrued interest related to the redemption of all of the outstanding PGL Notes, DJW Notes and the EVD Notes of $10.2 million, $5.7 million and $0.1 million, respectively.
(5)	Represents the write-off of the current and long-term liability related to the Company’s derivative financial instrument related to the DJW Notes of $0.1 million and $0.8 million, respectively.
(6)	Represents the outstanding principal amount of DJW Notes to be redeemed with a portion of the net proceeds from the Notes Issuance.
(7)	Represents the outstanding principal amount of PGL Notes to be redeemed with a portion of the net proceeds from the Notes Issuance.
(8)	Represents the outstanding principal amount of EVD Notes to be redeemed with a portion of the net proceeds from the Notes Issuance.
(9)	Represents the Notes Issuance.
(10)	Represents reduction of outstanding borrowings under the PGL Credit Facility.
(11)	Represents (i) net contribution of the City Bonds to PGP of $15.5 million, (ii) call premium related to the redemption of all of the outstanding PGL Notes and DJW Notes of $7.4 million and $4.1 million, respectively, assuming the optional redemption price on or after April 15, 2009 of 102.917% and 103.667%, respectively, (iii) write-off of deferred financing, bond discount and derivative liability costs related to the redemption of the PGL Notes, DJW Notes and EVD Notes of $7.3 million, $2.5 million and $0.1 million, respectively and (iv) write-off of deferred financing costs of $2.7 million related to the pro rata redemption of $100 million principal amount of Notes. This adjustment also assumes that, upon the termination of the Amelia Belle Purchase Agreement, any deposit paid into escrow subsequent to March 31, 2009 is returned to the Company.
(12)	Represents elimination of temporary loss on the City Bonds, which were contributed to PGP.

Description of Related Transactions

The Transactions described herein are summarized below.

Proposed Amelia Belle Acquisition

On June 18, 2009, PGP and AB Acquisition entered into the Amelia Belle Purchase Agreement with Columbia Properties to purchase 100% of the outstanding limited liability company interests of Amelia Belle for $106.5 million, subject to certain adjustments. Amelia Belle owns the riverboat casino commonly known as the Amelia Belle Casino, located in Amelia, Louisiana.

Contemporaneously with the execution of the Amelia Belle Purchase Agreement, AB Acquisition paid a deposit of $10 million into escrow and agreed that if necessary financing to consummate the transaction was not obtained by September 16, 2009, subject to certain specified conditions being satisfied, that an additional $5 million would be deposited into escrow. In the event that certain specified closing conditions are not satisfied, then either AB Acquisition or Columbia Properties may terminate the purchase agreement and the deposit may or may not be returned to AB Acquisition depending upon the circumstances which led to the failure of the closing condition to be satisfied. Assuming the transaction is consummated in accordance with the terms of the purchase agreement, the deposit will be credited towards the purchase price.

The Proposed Amelia Belle Acquisition is expected to close in September 2009, subject to the satisfaction of customary closing conditions, including obtaining required gaming and regulatory approvals.

Issuance of Notes

The Issuers are offering to issue the Notes in an aggregate principal amount of $530.0 million, the net proceeds of which will be used, among other things, (i) to fund the purchase price to acquire 100% of the outstanding limited liability company interests of Amelia Belle pursuant to the terms of the Proposed Amelia Belle Acquisition, (ii) to redeem all of the outstanding PGL Notes in an aggregate principal amount outstanding of $255 million and pay a related redemption premium of approximately $7.4 million, (iii) to make a contribution to DJW to enable DJW to redeem all of the outstanding DJW Notes in an aggregate principal amount outstanding of approximately $110.0 million and pay a related redemption premium of approximately $4.0 million, (iv) to make a contribution to EVD to enable EVD to redeem all of the outstanding EVD Notes in an aggregate principal amount outstanding of approximately $6.9 million and (v) to reduce outstanding borrowings under the PGL Credit Facility; provided that if the Proposed Amelia Belle Acquisition is not consummated or the Amelia Belle Purchase Agreement is terminated, in either case, on or prior to December 31, 2009, a portion of the net proceeds of the Notes Issuance will be used to redeem $100 million in aggregate principal amount of outstanding Notes on a pro rata basis.

Upon consummation of the Proposed Amelia Belle Acquisition, (i) AB Acquisition will merge with and into PGL (with PGL surviving), and (ii) after giving effect to such merger, Amelia Belle will become a wholly-owned subsidiary of PGL and guarantor of the Notes.

Set forth below is the pre-transaction organizational structure of PGL and its subsidiaries. PGL, PGC and DJL are co-obligors and EVD is a guarantor of the PGL Notes and together they form the “restricted group” of entities under the indenture governing such notes. DJWH and each of its subsidiaries (depicted in the chart below inside the dotted-lined box) are unrestricted subsidiaries under the indenture governing the PGL Notes. Also set forth below is the contemplated post-transaction organizational structure of PGL and its subsidiaries after giving pro-forma effect to the consummation of the Notes Issuance and the other transactions, including the Proposed Amelia Belle Acquisition.

Pre-Transaction Organizational Structure

Post-Transaction Organizational Structure

Redemption of PGL Notes, DJW Notes and EVD Notes

Contemporaneously with the Notes Issuance, a portion of the proceeds from the Notes Issuance will be used to redeem all of the outstanding PGL Notes, all of the outstanding DJW Notes and all of the outstanding EVD Notes.

Dissolution of DJWC and DJWH

Immediately following the consummation of Notes Issuance and the redemption of the DJW Notes with a portion of the proceeds of the Notes Issuance, (i) DJWC and DJWH will be dissolved and (ii) DJW will become a direct wholly-owned subsidiary of PGL.

Description of Certain Indebtedness

PGL Credit Facility

On June 16, 2004, DJL and EVD (the “Borrowers”) jointly entered into the PGL Credit Facility which was later amended in November 2004, July 2005, December 2006, June 2008 and October 2008. The PGL Credit Facility consists of a revolving credit facility which permits the Borrowers to request advances and letters of credit up to the lesser of the maximum revolver amount of $65.0 million (less amounts outstanding under letters of credit) and a specified borrowing base (the “Borrowing Base”). The Borrowing Base is the lesser of the combined EBITDA (as defined in the PGL Credit Facility) of the Borrowers for the 12 months immediately preceding the current month end multiplied by 150% and the combined EBITDA of the Borrowers for the most recent quarterly period annualized multiplied by 150%. At December 31, 2008, the maximum revolver amount was $63.3 million. The borrowings under the revolver portion of the PGL Credit Facility bear interest at a rate equal to the Wells Fargo prime rate plus a margin of 2.5% with a floor of 6%, or 6% at December 31, 2008. The available borrowing amount at December 31, 2008, after reductions for amounts borrowed and letters of credit outstanding at DJL and EVD, was $33.9 million. As of December 31, 2008, there were $28.5 million outstanding advances under the revolver portion of the PGL Credit Facility and outstanding letters of credit of approximately $0.9 million.

The Borrowers are jointly and severally liable under the PGL Credit Facility and such borrowings are collateralized by substantially all of the assets of the Borrowers. Borrowings under the PGL Credit Facility are guaranteed by PGL and PGC.

The PGL Credit Facility contains a number of restrictive covenants, including covenants that limit the Borrowers’ ability to, among other things: (1) incur more debt; (2) create liens; (3) enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock; (4) dispose of certain assets; (5) guarantee the debt of others; (6) pay dividends or make other distributions; (7) make investments; (8) prepay certain indebtedness (which will include the Notes) and (9) enter into transactions with affiliates, subject to certain exceptions. The PGL Credit Facility also contains financial covenants including a minimum combined EBITDA (as defined by the PGL Credit Facility) of the Borrowers and limitations on capital expenditures at DJL and EVD. The term of the PGL Credit Facility expires on January 15, 2012.

Amendments, Consents and Waivers

Concurrently with this offering, we are seeking waivers and consents from the requisite lenders under the PGL Credit Facility in order to permit the Transactions, including, among other things, the Notes Issuance, the addition of PGL and DJW as borrowers under the PGL Credit Facility and, if the Proposed Amelia Belle Acquisition is consummated, the addition of Amelia Belle as a guarantor of the Notes and a borrower under the PGL Credit Facility. In connection with such waivers and consents, we will also seek to make other modifications to the credit agreement governing the PGL Credit Facility, which may or may not make it less restrictive than the Indentures.

DJW Credit Facility

On October 4, 2006, DJW and DJWC entered into a senior secured revolving credit facility with American Trust & Savings Bank that was subsequently amended on December 21, 2006, October 16, 2007 and November 26, 2008 (as amended, the “DJW Credit Facility”). Upon consummation of the Transactions, we will be terminating the DJW Credit Facility. As of the date of this offering memorandum, DJW had no outstanding borrowings under the DJW Credit Facility.

FF&E Facility

On May 1, 2008, PGL, DJL and EVD (collectively, the “FF&E Borrowers”) entered into a Loan and Security Agreement (“Term Loan”) with American Trust & Savings Bank. The Term Loan allows the FF&E Borrowers to request advances of up to $8.0 million during the period May 1, 2008 through December 31, 2008 (the “Draw Down Period”) to finance the purchase of certain furniture, fixtures and equipment related to DJL’s new casino development. No principal payments are due during the Draw Down Period and interest shall accrue on all advances at a rate equal to the Wall Street Journal prime rate per annum and is payable the first of each month in arrears. Commencing on January 1, 2009 and continuing through December 1, 2013 (the “Term Period”), the FF&E Borrowers shall pay principal plus accrued interest in equal monthly installments, with the first payment due on February 1, 2009. Interest during the Term Period shall be calculated at a rate of 6.5% per annum. As of March 31, 2009, DJL had outstanding advances of approximately $7.8 million under the Term Loan.

INDEPENDENT AUDITORS’ REPORT

To the Member of Belle of Orleans, L.L.C.

dba Amelia Belle Casino:

We have audited the accompanying balance sheet of Belle of Orleans, L.L.C. dba Amelia Belle Casino (the “Company”) as of December 31, 2008, and the related statements of operations and member’s equity, and of cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2008, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/    Deloitte & Touche LLP

New Orleans, Louisiana

May 21, 2009

BELLE OF ORLEANS, L.L.C.

dba AMELIA BELLE CASINO

BALANCE SHEET

As of December 31, 2008

(in thousands)

ASSETS
Cash and cash equivalents	$15,038
Accounts receivable trade, net	68
Insurance receivable	3,706
Accounts receivable from related parties	1,984
Inventories	55
Prepaid expenses and other assets	903

Total current assets	21,754

Property and equipment, net	44,724
Intangible assets, net	10,644

Total Assets	$77,122

LIABILITIES AND MEMBER’S EQUITY
Accounts payable	$1,015
Accounts payable to related parties	101
Accrued expenses and other liabilities	8,762

Total current liabilities	9,878

COMMITMENTS AND CONTINGENCIES

Member’s Equity	67,244

Total Liabilities and Member’s Equity	$77,122

The accompanying notes are an integral part of the financial statements.

BELLE OF ORLEANS, L.L.C.

dba AMELIA BELLE CASINO

STATEMENT OF OPERATIONS AND MEMBER’S EQUITY

Year ended December 31, 2008

(in thousands)

Operating Revenues:
Casino	$55,622
Food and beverage	3,616
Other	369
Less promotional allowances	(5,547)

Net operating revenues	54,060

Operating Expenses:
Casino	9,624
Food and beverage	3,078
Marketing, advertising and casino promotions	4,095
Gaming taxes and licenses	11,959
Administrative and general	6,980
Impairment of related party receivables	2,741
Insurance proceeds, net	(6,025)
Depreciation and amortization	4,748

Total operating expenses	37,200

INCOME FROM OPERATIONS	16,860
INTEREST INCOME	25

NET INCOME	16,885

Distributions to member	(6,120)
MEMBERS’S EQUITY AT BEGINNING OF YEAR	56,479

MEMBER’S EQUITY AT END OF YEAR	$67,244

The accompanying notes are an integral part of the financial statements.

BELLE OF ORLEANS, L.L.C.

dba AMELIA BELLE CASINO

STATEMENT OF CASH FLOWS

Year ended December 31, 2008

(in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$16,885
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	4,748
Terminated project costs	283
Impairment of related party receivables	2,741
Insurance proceeds for property damage	(6,940)
Changes in operating assets and liabilities:
Receivables	16
Inventories, prepaid expenses and other assets	(128)
Accounts payable	(577)
Accrued expenses and other liabilities	3,954
Related party receivables and payables, net	(11,642)

Net cash flows from operating activities	9,340

CASH FLOWS FROM INVESTING ACTIVITIES:
Insurance proceeds for property damage	6,940
Additions to property and equipment	(1,480)

Net cash flows from investing activities	5,460

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to member	(6,120)

Net cash flows used in financing activities	(6,120)

NET INCREASE IN CASH AND CASH EQUIVALENTS	8,680

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	6,358

CASH AND CASH EQUIVALENTS AT END OF YEAR	$15,038

The accompanying notes are an integral part of the financial statements.

BELLE OF ORLEANS, L.L.C.

dba AMELIA BELLE CASINO

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2008

1. ORGANIZATION

Belle of Orleans, L.L.C. (the “Company”) was acquired by Columbia Properties New Orleans, LLC (CPNO) on June 8, 2005. CPNO is a wholly owned subsidiary of Wimar Tahoe Corporation (WTC) (fka Tropicana Casinos and Resorts, Inc.). WTC is CPNO’s sole member. The Company owns and operates the Amelia Belle Casino, a riverboat casino (fka Belle of Orleans) in Amelia, Louisiana. The Belle of Orleans was damaged by Hurricane Katrina on August 28, 2005 and was closed for repairs until May 18, 2007 (see Note 7). The casino was moved to Amelia, Louisiana and reopened as the Amelia Belle Casino. Columbia Sussex Corporation (CSC), a company controlled by the sole shareholder of WTC, provides various services to the Company (see Note 5).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of management’s estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses and disclosures of contingent assets and liabilities. Actual results could differ from these estimates.

Cash and Cash Equivalents – The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Inventories – Inventories are stated at the lower of cost or market. Cost is determined by the first-in first-out method.

Property and Equipment – Property and equipment are stated at cost. Depreciation and amortization are computed over the estimated useful lives of the property and equipment on the straight-line method. Useful lives range from 10 to 40 years for the riverboat and related equipment, 5 to 10 years for gaming and other equipment and 10 to 40 years for land improvements. Included in accounts payable at December 31, 2007 is $0.4 million relating to unpaid capital expenditures.

Routine maintenance and repairs are charged to expense as incurred. The cost and related accumulated depreciation of property and equipment retired or sold are removed from the accounts, and the resulting gain or loss is included in operations.

Management reviews property and equipment for impairment whenever events or changes in circumstances indicate the carrying amounts of the assets may not be recoverable. Recoverability is determined by comparing the forecasted undiscounted cash flows of the operation to which the assets relate, plus the assets’ residual value to the carrying amount of the assets. If the operation is determined to be unable to recover the carrying amount of its assets, then the property and equipment are written down to fair value. Fair value is determined based on discounted cash flows.

Intangible Assets – Pursuant to Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), the Company’s non-amortizing indefinite-lived intangible asset, consisting solely of a gaming license with the state of Louisiana, is subject to testing for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. When testing for impairment, the Company uses the income approach, which includes an analysis of the market, cash flows, and risks associated with achieving such cash flows. There was no impairment charges recorded in 2008. The non-amortizing intangible asset has a carrying value of $10.6 million at December 31, 2008 (Note 4).

In accordance with SFAS 142, an intangible asset with a definite life is amortized over its useful life which is defined as the period over which the asset is expected to contribute directly or indirectly to future cash flows. Amortization is computed on a straight-line basis for intangible assets with definite lives over an estimated useful life of five years. Management periodically assesses the amortization period of intangible assets with definite lives based upon an estimate of future cash flows from related operations.

Revenue Recognition – Gaming revenue is (a) the win from gaming activities, which is the difference between the gaming wins and losses, less sales incentives and other adjustments and (b) revenue from gaming related activities such as poker and tournaments. Jackpots, other than the incremental amount of progressive jackpots, are recognized at the time they are won by customers. The Company accrues the incremental amount of progressive jackpots as the progressive machine is played, and the progressive jackpot amount increases, with a corresponding reduction of gaming revenue. The retail value of food and beverage and other services furnished to casino guests without charge is included in gross revenue and then deducted as promotional allowances.

Casino Promotional Allowances – Casino promotional allowances consist of the retail value of complimentary food and beverages and entertainment provided to casino patrons. Also included is the value of the coupons redeemed for cash at the property. The estimated cost of providing such complimentary services (substantially all of which is classified as casino expenses) total $3.1 million for the year ended December 31, 2008. Promotional allowances also include “cash back” awards (cash coupons, rebates or refunds) which total $2.5 million in 2008.

Advertising Costs – Advertising costs are expensed as incurred and were $0.9 million in 2008 and are included in marketing, advertising and casino promotions expense in the accompanying statement of operations.

Retirement Plans – The Company participates in a defined contribution plan sponsored by CSC which operates under the provisions of Internal Revenue Code Section 401(k). All employees who meet plan eligibility requirements are eligible to participate in the plan. Participating employees receive employer matching contributions based on their level of employee contributions to the plan. These employer matching contributions are funded at the same time that employee contributions are made. The Company’s matching contributions to the 401(k) Plan for 2008 were less than $0.1 million.

Insurance Program – The Company’s insurance program for medical, general liability, workers compensation and property is provided through CSC and WTC. CSC allocates to the Company the cost of third party insurance coverage and WTC allocates an estimated cost of the self-insured portion of the coverage (up to $1,000,000 of general liability and workers compensation claims). The rates used for the self-insured portion are actuarially determined based on historical experience of paid claims for all of CSC’s operations. The Company was charged $0.3 million and $0.1 million by CSC and WTC, respectively, for the above insurance costs during the year ended December 31, 2008.

Income Taxes – The Company is a pass-through entity for federal and state income tax purposes, and therefore, its tax attributes flow through to its owner. As a result, the accompanying statement of operations shows no income tax expense.

Gaming Taxes – The Company must remit gaming taxes to the State of Louisiana based on a rate of 21.5% of adjusted gross receipts, as defined in the regulations. Such taxes are included in gaming taxes and licenses expenses in the accompanying statement of operations.

Contingencies – The Company is subject to various litigation claims and assessments that arise in the ordinary course of its business. Based upon information presently available, management believes that resolution of such matters will not likely have a material adverse effect on the financial position, results of operations or cash flows of the Company.

3. PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2008 consists of the following (in thousands):

Riverboat, barge and ramps	$33,092
Gaming equipment	11,981
Furniture and equipment	3,638
Land Improvements	1,240
Other	43

49,994
Less accumulated depreciation	(7,390)

42,604
Land	2,120

Property and equipment, net	$44,724

4. INTANGIBLE ASSETS

Intangible assets at December 31, 2008 consist of the following (in thousands):

Gaming license – non-amortizing	$10,613
Gaming license – amortizing	112
Accumulated amortization	(81)

Total intangible assets, net	$10,644

Amortization expense related to intangible assets was less than $0.1 million in 2008. Estimated amortization expense for intangible assets for each of the next two years is less than $0.1 million.

5. RELATED PARTY TRANSACTIONS

CSC has guaranteed the Company’s performance under surety bonds amounting to $0.3 million at December 31, 2008.

CSC provides various administrative and accounting services to the Company under administrative service agreements. CSC charged the Company $0.1 million for these services in 2008.

The Company has various dealings with CSC and its subsidiaries, including shared payroll and benefit services, insurance and payments to common vendors. The amounts allocated to the Company related to these transactions and services are based on actual amounts attributable to the Company’s operations. As of December 31, 2008, CSC owed the Company $2.0 million. In addition, the Company owed other related parties $0.1 million as of December 31, 2008 related to allocated amounts of vendor invoices paid on behalf of the Company by these related parties.

6. LEASE COMMITMENTS

In 2007, the Company has entered into an agreement with the Parish of St. Mary to permit the berthing of its riverboat casino in Amelia, Louisiana. The agreement expires in May 2017. The agreement provides for percentage fees based on the level of net gaming revenue as follows - first $60 million -2.5%; $60 to $96 million -3.5%; greater than $96 million -5.0%.

The annual minimum fee due under the agreement is $1.5 million, which was due on the opening date of the casino and on the first day of June of each year thereafter. The Company paid the minimum rent in 2008 as revenues were below the threshold for incurring additional fees.

The Company has other operating leases for equipment and space. Rent expense was for these leases were $0.3 million in 2008.

Future minimum rental payments required under operating leases and the berthing agreement described above that have initial or remaining non-cancelable lease terms in excess of one year for the next five years are as follows (in thousands):

2009	$1,668
2010	1,577
2011	1,551
2012	1,540
2013	1,540
Thereafter	5,204

Total	$13,080

7. CASUALTY LOSS – HURRICANE

On August 28, 2005, Hurricane Katrina struck the Gulf Coast and damaged the Belle of Orleans casino riverboat. The riverboat sustained substantial damage and as a result had to be substantially rebuilt. The riverboat was out of service from August 28, 2005 until May 18, 2007, when it reopened in Amelia, Louisiana as the Amelia Belle Casino.

In addition, the Company leased land and docking facilities for its riverboat casino when it was berthed in New Orleans, Louisiana prior to Hurricane Katrina. The lease provided for quarterly rent of $0.4 million plus monthly rental of 5% of gross revenue subject to a minimum of $0.1 million. The lease was to expire in 2013. The Company, on the advice of counsel, suspended the rent payments due to the impairment of the leased facility damaged by Hurricane Katrina. The landlord filed suit against the Company for unpaid rent, and future rent and damages caused to the leased facilities by the Company’s riverboat. The Company filed claims with its insurance carriers for the physical damage to the riverboat and for business interruption coverage. The claims were settled in 2008.

During 2008, the Company received insurance proceeds of approximately $9.9 million for physical damage and for rent claims and at December 31, 2008 had an insurance receivable of $3.7 million related to insurance claim settlements for rent claims. In March 2009, the Company reached a settlement with the former landlord mentioned above, which resulted in the Company recognizing a liability of $7.4 million as of December 31, 2008. In March 2009, the insurance receivable was received and the lease liability was paid by the Company.

8. RELATED PARTY BANKRUPTCY FILING

Tropicana Entertainment, LLC (TE) and its subsidiaries, a significant subsidiary of WTC, the Company’s parent, filed for bankruptcy protection on May 5, 2008 which cases are currently pending in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in the jointly administered cases titled in re Tropicana Entertainment, LLC et all, Case No. 08-10856 (KJC) (the “Tropicana Cases”). As of the date of the bankruptcy filing, TE and its subsidiaries owed the Company $2.7 million primarily related to slot machines and other gaming equipment that was transferred to these other casinos following Hurricane Katrina (see Note 7). The Company fully reserved these related party receivables due to the uncertainty of collection from the entities operating in bankruptcy. By orders dated March 6, 2009, the Bankruptcy Court in the Tropicana Cases approved the Debtors’ Disclosure Statement for the First Amended Joint Plan of Reorganization of Tropicana Entertainment, LLC and Certain of Its Debtor Affiliates under Chapter 11 of the Bankruptcy Court (the “Proposed Plan”). The Court set April 17, 2009 as the voting deadline and on May 5, 2009 the Proposed Plan was confirmed by the Bankruptcy Court. The Proposed Plan indicates that no payments will be made to the Company for these related party receivables. The Company received certain casino management services from WTC employees who were transferred to TE during 2008. The Company and WTC have made other arrangements for these services and the Company does not currently rely on TE or any of its subsidiaries for any casino or administrative services.

The Proposed Plan contemplates the establishment of a litigation trust (the “Litigation Trust”) to pursue possible causes of action against certain entities including WTC and certain of its affiliates, which may include claims for breach of fiduciary duty, gross negligence and breach of contract. WTC denies that there has been any breach of fiduciary duty, gross negligence, breach of contract or other grounds on which the Debtors or the Litigation Trust would have a legal claim against it and intends to vigorously defend against any such claims and causes of action.

In addition, WTC remains obligated for substantial amounts owed under a lawsuit settlement with Park Cattle Company reached in April 2008. This lawsuit related to certain leases between Park Cattle Company as Lessor, and WTC and certain subsidiaries of TE, as Lessees. Although the Company was not a party to this litigation and is not subject to the settlement agreement, WTC as the Company’s parent, may authorize distributions from the Company to partially fund obligations under the settlement agreement which total $125 million as of December 31, 2008. In 2009, the Company transferred $12.0 million to WTC which was used to partially fund a payment totaling $50 million due on April 1, 2009, under this settlement agreement.

Other than as described above, the Company is not affected by the bankruptcy of TE and its subsidiaries or by the settlement with Park Cattle Company.

BELLE OF ORLEANS, L.L.C.

dba AMELIA BELLE CASINO

CONDENSED BALANCE SHEETS (UNAUDITED)

(in thousands)

	March 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$6,396	$15,038
Accounts receivable trade, net	65	68
Insurance receivable	6	3,706
Accounts receivable from related parties	727	1,984
Inventories	50	55
Prepaid expenses and other assets	467	903

Total current assets	7,711	21,754

Property and equipment, net	43,542	44,724
Intangible assets, net	10,638	10,644

Total Assets	$61,891	$77,122

LIABILITIES AND MEMBER’S EQUITY
Accounts payable	$1,054	$1,015
Accounts payable to related parties	147	101
Accrued expenses and other liabilities	1,299	8,762

Total current liabilities	2,500	9,878

COMMITMENTS AND CONTINGENCIES

Member’s Equity	59,391	67,244

Total Liabilities and Member’s Equity	$61,891	$77,122

The accompanying notes are an integral part of the condensed financial statements (unaudited).

BELLE OF ORLEANS, L.L.C.

dba AMELIA BELLE CASINO

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
Operating Revenues:
Casino	$15,264	$13,688
Food and beverage	1,059	815
Other	83	111
Less promotional allowances	(1,808)	(1,282)

Net operating revenues	14,598	13,332

Operating Expenses:
Casino	2,590	2,217
Food and beverage	916	751
Marketing, advertising and casino promotions	785	790
Gaming taxes and licenses	3,280	2,948
Administrative and general	1,686	1,360
Impairment of related party receivables	—	2,729
Depreciation and amortization	1,195	1,187

Total operating expenses	10,452	11,982

INCOME FROM OPERATIONS	4,146	1,350

INTEREST INCOME	1	6

NET INCOME	$4,147	$1,356

The accompanying notes are an integral part of the condensed financial statements (unaudited).

BELLE OF ORLEANS, L.L.C.

dba AMELIA BELLE CASINO

CONDENSED STATEMENT OF CHANGES IN MEMBER’S EQUITY (UNAUDITED)

(in thousands)

MEMBER’S EQUITY
BALANCE, DECEMBER 31, 2008	$67,244
Net income	4,147
Member distributions	(12,000)

BALANCE, MARCH 31, 2009	$59,391

The accompanying notes are an integral part of the condensed financial statements (unaudited).

BELLE OF ORLEANS, L.L.C.

dba AMELIA BELLE CASINO

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,147	$1,356
Adjustments to reconcile net income to net cash flows from (used in) operating activities:
Depreciation and amortization	1,195	1,187
Impairment of related party receivables	—	2,729
Changes in operating assets and liabilities:
Receivables	3,703	30
Inventories, prepaid expenses and other assets	441	458
Accounts payable	39	(733)
Accrued expenses and other liabilities	(7,463)	(275)
Related party receivables and payables, net	1,303	(5,581)

Net cash flows from (used in) operating activities	3,365	(829)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(7)	(457)

Net cash flows used in investing activities	(7)	(457)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to member	(12,000)	—

Net cash flows used in financing activities	(12,000)	—

NET DECREASE IN CASH AND CASH EQUIVALENTS	(8,642)	(1,286)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	15,038	6,358

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$6,396	$5,072

The accompanying notes are an integral part of the condensed financial statements (unaudited).

BELLE OF ORLEANS, L.L.C.

dba AMELIA BELLE CASINO

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

1. Organization and Basis of Presentation

Belle of Orleans, L.L.C. (the “Company”) was acquired by Columbia Properties New Orleans, LLC (CPNO) on June 8, 2005. CPNO is a wholly owned subsidiary of Wimar Tahoe Corporation (WTC) (fka Tropicana Casinos and Resorts, Inc.). WTC is CPNO’s sole member. The Company owns and operates the Amelia Belle Casino, a riverboat casino (fka Belle of Orleans) in Amelia, Louisiana. The Belle of Orleans was damaged by Hurricane Katrina on August 28, 2005 and was closed for repairs until May 18, 2007 (see Note 7). The casino was moved to Amelia, Louisiana and reopened as the Amelia Belle Casino. Columbia Sussex Corporation (CSC), a company controlled by the sole shareholder of WTC, provides various services to the Company (see Note 6).

In the opinion of management, the accompanying unaudited financial statements contain all adjustments, consisting only of normal recurring entries unless otherwise disclosed, necessary to present fairly the financial information of the Company for the interim periods presented and have been prepared in accordance with accounting principles generally accepted in the United States of America. The interim results reflected in the financial statements are not necessarily indicative of results expected for the full year or other periods.

The financial statements herein should be read in conjunction with the accompanying audited financial statements and notes to the financial statements for the year ended December 31, 2008. Accordingly, footnote disclosure that would substantially duplicate the disclosure in the audited financial statements has been omitted in the accompanying unaudited financial statements.

2. Summary of Significant Accounting Policies

Intangible Assets – The Company’s gaming license requires renewal every five years in the State of Louisiana. Renewal costs are deferred and amortized over the five year renewal period. The Company’s renewal experience is that renewals will be granted except under extraordinary circumstances.

Casino Promotional Allowances – Casino promotional allowances consist of the retail value of complimentary food and beverages and entertainment provided to casino patrons. Also included is the value of the coupons redeemed for cash at the property. The estimated cost of providing such complimentary services (substantially all of which is classified as casino expenses) total $0.9 million and $0.7 million for the three months ended March 31, 2009 and 2008, respectively. Promotional allowances also include “cash back” awards (cash coupons, rebates or refunds) which total $0.9 million and $0.6 million for the three months ended March 31, 2009 and 2008, respectively.

Insurance Program – The Company’s insurance program for medical, general liability, workers compensation and property is provided through CSC and WTC. CSC allocates to the Company the cost of third party insurance coverage and WTC allocates an estimated cost of the self-insured portion of the coverage (up to $1.0 million of general liability and workers compensation claims). The rates used for the self-insured portion are actuarially determined based on historical experience of paid claims for all of CSC’s operations. The Company was charged $0.2 million and less than $0.1 million by CSC and WTC, respectively, for the above insurance costs during the three months ended March 31, 2009 and $0.2 million and less than $0.1 million, respectively during the three months ended March 31, 2008.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of management’s estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses and disclosures of contingent assets and liabilities. Actual results could differ from these estimates.

Recently Issued Accounting Standards – In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles (“GAAP”) (“SFAS 168”). The purpose of the new standard is to codify the various sources of U.S. GAAP into a single source and provide a consistent framework for determining what accounting principles should be used when preparing U.S. GAAP financial statements. Previous guidance did not properly rank the accounting literature. The new standard is effective for interim and annual periods ending after September 15, 2009. The adoption of SFAS 168 is not expected to have a material effect on the Company’s financial statements.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events. The purpose of the new statement is to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The new standard is effective for interim or annual financial periods ending after June 15, 2009. The adoption of SFAS No. 165 is not expected to have a material effect on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R significantly changes the way companies account for business combinations and will generally require more assets acquired and liabilities assumed to be measured at their acquisition-date fair value. Under SFAS 141R, legal fees and other transaction-related costs are expensed as incurred and are no longer included as a cost of acquiring the business. SFAS 141R also requires, among other things, acquirers to estimate the acquisition-date fair value of any contingent consideration and to recognize any subsequent changes in the fair value of contingent consideration in earnings. In addition, restructuring costs the acquirer expected, but was not obligated to incur, will be recognized separately from the business acquisition. SFAS 141R applies to the Company prospectively for business combinations occurring on or after January 1, 2009. The Company expects SFAS 141R will have an impact on accounting for business combinations, but the effect will be dependent upon any potential future acquisition.

In February 2008, the FASB issued FSP No. 157-2, Effective Date of FASB Statement No. 157, which amends SFAS No. 157, Fair Value Measurements, by delaying its effective date by one year for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Therefore, beginning on January 1, 2009, this standard applies prospectively to fair value measurements of non-financial assets and non-financial liabilities. The Company adopted FSP No. 157-2 on January 1, 2009 and the adoption did not have a material effect on the Company’s financial statements.

3. Property and Equipment

Property and equipment at March 31, 2009 and December 31, 2008 is summarized as follows (in thousands):

	March 31, 2009	December 31, 2008
Riverboat, barge and ramps	$33,092	$33,092
Gaming equipment	11,981	11,981
Furniture and equipment	3,638	3,638
Land improvements	1,240	1,240
Other	50	43

	50,001	49,994
Less accumulated depreciation	(8,579)	(7,390)

	41,422	42,604
Land	2,120	2,120

Property and equipment, net	$43,542	$44,724

Depreciation and amortization expense during the three months ended March 31, 2009 and 2008 was $1.2 million and $1.2 million, respectively.

4. Intangible Assets

Intangible assets consists of the following (in thousands):

	March 31, 2009	December 31, 2008
Gaming license – non-amortizing	$10,613	$10,613
Gaming license – amortizing	112	112
Accumulated amortization	(87)	(81)

Total intangible assets, net	$10,638	$10,644

5. Commitments and Contingencies

The Company is subject to various litigation claims and assessments that arise in the ordinary course of its business. Based upon information presently available, management believes that resolution of such matters will not likely have a material adverse effect on the financial position, results of operations or cash flows of the Company.

6. Related Party Transactions

CSC has guaranteed the Company’s performance under surety bonds amounting to $0.3 million at March 31, 2009.

CSC provides various administrative and accounting services to the Company under administrative service agreements. CSC charged the Company less than $0.1 million for these services for each of the three months ended March 31, 2009 and 2008.

The Company has various dealings with CSC and its subsidiaries, including shared payroll and benefit services, insurance and payments to common vendors. The amounts allocated to the Company related to these transactions and services are based on actual amounts attributable to the Company’s operations. As of March 31, 2009 and December 31, 2008, CSC owed the Company $0.7 million and $2.0 million, respectively. In addition, the Company owed other related parties $0.1 million as of both March 31, 2009 and December 31, 2008 related to allocated amounts of vendor invoices paid on behalf of the Company by these related parties.

7. Casualty Loss – Hurricane

On August 28, 2005, Hurricane Katrina struck the Gulf Coast and damaged the Belle of Orleans casino riverboat. The riverboat sustained substantial damage and as a result had to be substantially rebuilt. The riverboat was out of service from August 28, 2005 until May 18, 2007, when it reopened in Amelia, Louisiana as the Amelia Belle Casino.

In addition, the Company leased land and docking facilities for its riverboat casino when it was berthed in New Orleans, Louisiana prior to Hurricane Katrina. The lease provided for quarterly rent of $0.4 million plus monthly rental of 5% of gross revenue subject to a minimum of $0.1 million. The lease was to expire in 2013. The Company, on the advice of counsel, suspended the rent payments due to the impairment of the leased facility damaged by Hurricane Katrina. The landlord filed suit against the Company for unpaid rent, and future rent and damages caused to the leased facilities by the Company’s riverboat. The Company filed claims with its insurance carriers for the physical damage to the riverboat and for business interruption coverage. The claims were settled in 2008.

During 2008, the Company received insurance proceeds of approximately $9.9 million for physical damage and for rent claims and at December 31, 2008 had an insurance receivable of $3.7 million related to insurance claim settlements for rent claims and is included in changes in receivables in the condensed statement of cash flows. In March 2009, the Company reached a settlement with the former landlord mentioned above, which resulted in the Company recognizing a liability of $7.4 million as of December 31, 2008. In March 2009, the insurance receivable was received and the lease liability was paid by the Company and is included in changes in accrued expenses and other liabilities in the condensed statement of cash flows.

8. Related Party Bankruptcy Filing

Tropicana Entertainment, LLC (TE) and its subsidiaries, a significant subsidiary of WTC, the Company’s parent, filed for bankruptcy protection on May 5, 2008 which cases are currently pending in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in the jointly administered cases titled in re Tropicana Entertainment, LLC et all, Case No. 08-10856 (KJC) (the “Tropicana Cases”). As of March 31, 2009 and as of the date of the bankruptcy filing, TE and its subsidiaries owed the Company $2.7 million, primarily related to slot machines and other gaming equipment that was transferred to these other casinos following Hurricane Katrina (see Note 7). The Company fully reserved these related party receivables during the three months ended March 31, 2008 due to the uncertainty of collection from the entities operating in bankruptcy. By orders dated March 6, 2009, the Bankruptcy Court in the Tropicana Cases approved the Debtors’ Disclosure Statement for the First Amended Joint Plan of Reorganization of Tropicana Entertainment, LLC and Certain of Its Debtor Affiliates under Chapter 11 of the Bankruptcy Court (the “Proposed Plan”). The Court set April 17, 2009 as the voting deadline and on May 5, 2009 the Proposed Plan was confirmed by the Bankruptcy Court. The Proposed Plan indicates that no payments will be made to the Company for these related party receivables. The Company received certain casino management services from WTC employees who were transferred to TE during 2008. The Company and WTC have made other arrangements for these services and the Company does not currently rely on TE or any of its subsidiaries for any casino or administrative services.

The Proposed Plan contemplates the establishment of a litigation trust (the “Litigation Trust”) to pursue possible causes of action against certain entities including WTC and certain of its affiliates, which may include claims for breach of fiduciary duty, gross negligence and breach of contract. WTC denies that there has been any breach of fiduciary duty, gross negligence, breach of contract or other grounds on which the Debtors or the Litigation Trust would have a legal claim against it and intends to vigorously defend against any such claims and causes of action. In addition, WTC remains obligated for substantial amounts owed under a lawsuit settlement with Park Cattle Company reached in April 2008. This lawsuit related to certain leases between Park Cattle Company as Lessor, and WTC and certain subsidiaries of TE, as Lessees. Although the Company was not a party to this litigation and is not subject to the settlement agreement, WTC as the Company’s parent, may authorize distributions from the Company to partially fund obligations under the settlement agreement which total $125.0 million as of December 31, 2008. In 2009, the Company transferred $12.0 million to WTC which was used to partially fund a payment totaling $50.0 million due on April 1, 2009, under this settlement agreement.

Other than as described above, the Company is not affected by the bankruptcy of TE and its subsidiaries or by the settlement with Park Cattle Company.

9. Subsequent Event

CPNO has entered into a definitive purchase agreement, dated June 18, 2009, with AB Casino Acquisition, LLC, a wholly owned indirect subsidiary of Peninsula Gaming, LLC (“PGL”) to sell 100% of the outstanding limited liability company interests of the Company for $106.5 million, subject to certain adjustments. The purchase agreement contains customary representations, warranties, agreements and indemnification provisions for transactions of this nature. The transaction is also subject to the satisfaction of customary closing conditions, including PGL obtaining all requisite gaming and regulatory approvals and financing.

Item 8.01. Other Events.

On July 15, 2009, the Company announced a proposed offering of $215 million in aggregate principal amount of senior secured notes due 2015 and $315 million in aggregate principal amount of senior unsecured notes due 2017. The Secured Notes will be unconditionally guaranteed on a senior secured basis, and the Unsecured Notes will be unconditionally guaranteed on a senior unsecured basis, in each case, by each of the Company’s existing and future domestic subsidiaries that are not unrestricted domestic subsidiaries, other than Peninsula Gaming Corp., a co-issuer of the notes.

The net proceeds from the offering will be used to, among other things, (i) fund the purchase price of 100% of the outstanding limited liability company interests of Belle of Orleans, L.L.C., the operator of the Amelia Belle riverboat casino located in Amelia, Louisiana (or if such acquisition is not consummated or the purchase agreement related to such acquisition is terminated, in either case, on or prior to December 31, 2009, to redeem $100 million in aggregate principal amount of the Notes on a pro rata basis), (ii) redeem all of the outstanding 8 3/4 % Senior Secured Notes due 2012, 11% Senior Secured Notes due 2012 and 13% Senior Notes due 2010 of the Company and its subsidiaries, (iii) reduce outstanding borrowings under the Company’s existing senior secured credit facility and (iv) pay related fees and expenses.

The Notes are being offered only to qualified institutional buyers under Rule 144A of the Securities Act, to non-U.S. persons outside of the United States in compliance with Regulation S of the Securities Act and a limited number of institutional accredited investors within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act. The Notes have not been registered under the Securities Act, any other federal securities laws, or the securities laws of any state, and until so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any securities.

A copy of our press release announcing the offering of the Notes is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of Peninsula Gaming, LLC, dated July 15, 2009 (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENINSULA GAMING, LLC

By:	/s/ M. Brent Stevens
Name:	M. Brent Stevens
Title:	Chief Executive Officer

DIAMOND JO, LLC

By:	/s/ M. Brent Stevens
Name:	M. Brent Stevens
Title:	Chief Executive Officer

PENINSULA GAMING CORP.

By:	/s/ M. Brent Stevens
Name:	M. Brent Stevens
Title:	Chief Executive Officer

Date: July 15, 2009